     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                          SOUTHWALL TECHNOLOGIES INC.

             (Exact name of registrant as specified in its charter)

              DELAWARE                                3081                               94-2551470
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of incorporation or organization)        Classification Code Number)              Identification Number)

                          SOUTHWALL TECHNOLOGIES INC.
                              1029 CORPORATION WAY
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 962-9111

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 THOMAS G. HOOD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          SOUTHWALL TECHNOLOGIES INC.
                              1029 CORPORATION WAY
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 962-9111

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                CAMERON READ                                       THOMAS P. PALMER
            JAMES W. HACKETT, JR.                                   TONKON TORP LLP
           CHOATE, HALL & STEWART                                 888 SW Fifth Avenue
               53 State Street                                  Portland, Oregon 97204
         Boston, Massachusetts 02109                                (503) 802-2018
               (617) 248-5000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                                                                   AGGREGATE            AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.001 par value...............................      $36,225,000            $9,564

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 16, 2000
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                3,000,000 Shares

                                [SOUTHWALL LOGO]

                          Southwall Technologies Inc.

                                  COMMON STOCK

                               ------------------

    Of the 3,000,000 shares of our common stock being sold in this offering, we are offering 2,500,000 shares and certain selling stockholders are offering 500,000 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

    Our common stock is listed on the Nasdaq National Market under the symbol "SWTX." On June 15, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $10.06 per share.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

                                                         PER SHARE                   TOTAL

Public price....................................             $                         $

Underwriting discount...........................             $                         $

Proceeds, before expenses, to Southwall.........             $                         $

Proceeds to selling stockholders................             $                         $

    The underwriters may also purchase up to an additional 450,000 shares of common stock from us at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus, to cover over-allotments.

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ------------------------

Needham & Company, Inc.                                      D.A. Davidson & Co.

               THE DATE OF THIS PROSPECTUS IS              , 2000

     DESCRIPTION OF ARTWORK FOR THE INSIDE FRONT COVER OF THIS PROSPECTUS:

BACKGROUND:  Faded picture of the inner chamber of one of our production machines sputtering material onto a substrate.

FOREGROUND:  Several pictures showing the applications in which our products are used.

BOTTOM:      Corporate logo

                                [SOUTHWALL LOGO]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      4
Forward-Looking Statements..................................     12
Use of Proceeds.............................................     13
Dividend Policy.............................................     13
Capitalization..............................................     14
Price Range of Common Stock.................................     15
Selected Consolidated Financial Data........................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     17
Business....................................................     26
Management..................................................     40
Related Party Transactions..................................     46
Principal and Selling Stockholders..........................     48
Description of Capital Stock................................     50
Shares Eligible For Future Sale.............................     52
Underwriting................................................     54
Legal Matters...............................................     57
Experts.....................................................     57
Where You Can Find More Information.........................     57
Index To Consolidated Financial Statements..................    F-1

    XIR-Registered Trademark-, XUV-Registered Trademark-, Triangle Design-Registered Trademark-, Superglass-Registered Trademark-, Heat Mirror-Registered Trademark-, California Series-Registered Trademark-, Solis-Registered Trademark-, ETCH-A-FLEX-Registered Trademark- and Southwall-Registered Trademark- are registered trademarks of Southwall. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. REFERENCES IN THIS PROSPECTUS TO "SOUTHWALL TECHNOLOGIES," "SOUTHWALL," "WE," "US," OR "OUR" ARE TO SOUTHWALL TECHNOLOGIES INC. AND ITS SUBSIDIARIES. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS HAVE NOT EXERCISED THEIR OPTION TO PURCHASE ADDITIONAL SHARES.

                          SOUTHWALL TECHNOLOGIES INC.

    We are a leading developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass, and residential and commercial building glass markets. Using our core thin-film sputtering technology, we have developed a variety of products that selectively absorb, reflect or transmit light, and electromagnetic and infrared emissions. Our products consist of anti-reflective films for computer and television screens, including flat panel and plasma displays, transparent conductive films for use in touch screen and liquid crystal displays, and transparent insulation and solar-control films for automotive and building glass.

    Recent advances in manufacturing processes coupled with improved thin-film deposition techniques in the electronic display and automotive markets are decreasing production costs, which allows thin-film coated substrates to more cost-effectively address the following markets:

    ELECTRONIC DISPLAYS. The thin-film coated substrates we sell in this market primarily reduce glare caused by reflection from glass surfaces, improve contrast and image quality, and reduce electromagnetic emission and build up of static charge on computer display screens. Thin-film coated substrates are used in computer display tubes, or CDTs, liquid crystal and plasma displays, and in applications such as touch screens, wireless telephones and automated teller machines. The market for 17 inch and larger flat screen CDTs is anticipated to grow from 4 million units in 1999 to 32 million units in 2003, according to Stanford Resources, Inc.

    AUTOMOTIVE GLASS. The thin-film coated substrates we sell in this market reflect infrared heat and reduce ultra-violet light. These coatings allow carmakers to use more glass and to increase the energy efficiency and comfort of their vehicles. We sell thin-film coated substrates in this market primarily to original equipment manufacturers for sale to European manufacturers of new cars. These products are used in cars manufactured by Mercedes Benz, Renault, Audi, BMW, Volvo, Volkswagon and the PSA Group, among other companies.

    RESIDENTIAL AND COMMERCIAL BUILDINGS. The thin-film coated substrates we sell in this market are primarily used to control the transmission of heat through window glass and to limit ultra-violet light damage. The primary source of heat build-up and loss in buildings is through glass windows. According to The Freedonia Group, the market for new and replacement glass sold for use in residential buildings is expected to increase from approximately 2.1 billion square feet in 1998 to approximately 2.7 billion square feet in 2008. Also according to Freedonia, the market for new and replacement glass for use in commercial buildings is expected to increase from approximately 680 million square feet in 1998 to approximately 1.3 billion square feet in 2008.

    Our strategy is to enhance our position as a leading developer, manufacturer and marketer of thin-film coatings on flexible substrates for our target markets.

    To address market demands, we are currently expanding our operations aggressively. We recently opened a new facility in Dresden, Germany and are commissioning two new production machines in Dresden. We are also in the process of increasing the commercial production of our second production machine in Tempe, Arizona. The following are key elements of our strategy:

       - capitalize on expanding flat screen display market;

       - expand production capacity to meet current demand in the electronic display and automotive markets;

       - increase automotive market penetration and expand customer base;

       - develop new applications for the automotive glass market; and

       - integrate new production technology.

    We were formed in 1979 as a Delaware corporation. Our principal executive offices are located at 1029 Corporation Way, Palo Alto, California 94303, and our telephone number is (650) 962-9111. Our corporate web site is located at WWW.SOUTHWALL.COM. The information contained in our web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered by us...................  2,500,000 shares

Common stock offered by selling
  stockholders...............................  500,000 shares

Common stock to be outstanding after this
  offering...................................  10,388,674 shares

Use of proceeds..............................  Repayment of the outstanding balance of approximately $10.0 million on our bank line
                                               of credit, prepayment of approximately $5.0
                                               million of bank debt, and funding of working
                                               capital and capital expenditures.

Nasdaq National Market symbol................  SWTX

    The number of shares of our common stock to be outstanding after this offering is based on our shares outstanding as of June 1, 2000 and excludes 1,445,239 shares which consist of:

    - 1,068,780 shares subject to outstanding options under our 1997 stock incentive plan with a weighted average exercise price of $5.32 per share; and

    - 376,459 shares subject to outstanding options under our 1998 stock option plan for employees and consultants with a weighted average exercise price of $5.93 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables summarize consolidated statements of operations and consolidated balance sheet data for our business. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The pro forma as adjusted consolidated balance sheet data reflects the sale of 2,500,000 shares of common stock offered by us at an assumed public offering price of $10.50, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

    The consolidated statements of operations data for the five years ended December 31, 1999 are derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated statements of operations data for the three months ended April 4, 1999 and April 2, 2000 and the consolidated balance sheet data as of April 2, 2000 have not been audited. In the opinion of our management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the indicated period. Results of operations for the three months ended April 2, 2000 are not necessarily indicative of the results that may be expected for the full year.

                                                                                          THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                  ---------------------
                                  ----------------------------------------------------   APRIL 4,    APRIL 2,
                                    1995       1996       1997       1998       1999       1999        2000
                                  --------   --------   --------   --------   --------   ---------   ---------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net revenues....................  $33,501    $41,720    $50,089    $50,033    $55,331     $10,858     $17,640
Gross profit....................   10,236     13,784     16,420      5,780     15,565       1,947       5,323
Income (loss) from
  operations(1).................      726      2,568      2,446     (7,130)     1,848      (1,252)      1,400
Net income (loss)...............      633      2,427      2,281     (7,869)       510      (1,519)        894
Net income (loss) per share:
  Basic.........................  $  0.11    $  0.39    $  0.32    $ (1.03)   $  0.07     $ (0.21)    $  0.12
  Diluted.......................  $  0.10    $  0.35    $  0.29    $ (1.03)   $  0.07     $ (0.21)    $  0.11

Weighted average number of
  common shares:
  Basic.........................    5,880      6,200      7,107      7,608      7,421       7,324       7,567
  Diluted.......................    6,218      7,034      7,799      7,608      7,528       7,324       8,380

------------

(1) Loss from operations for 1998 includes a $4.0 million provisions to account for $2.3 million for product returns and $1.7 million for the write-off of inventory. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

                                                                   APRIL 2, 2000
                                                              -----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    25       $ 6,225
Working capital.............................................    5,556        23,756
Total assets................................................   80,494        87,694
Long-term obligations.......................................   25,047        20,047
Total liabilities...........................................   52,056        36,056
Total stockholders' equity..................................   28,438        52,638

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, TOGETHER WITH ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER MATERIALLY. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK MAY DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                   RISKS RELATED TO OUR INDUSTRY AND BUSINESS

OUR QUARTERLY REVENUE AND OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

    Our quarterly revenue and operating results have varied significantly in the past and will likely vary significantly in the future. Our revenue and operating results may fall below the expectations of securities analysts or investors in future periods. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

    Our quarterly revenue and operating results may vary depending on a number of factors, including:

    - manufacturing and operational difficulties that may arise due to, among other things, expansion of our production capacity, the transfer of equipment and personnel to our international manufacturing facility, and the hiring and training of additional staff;

    - our possible ability to introduce new products and technologies on a timely basis, and the increased research, development and engineering costs and marketing expenses associated with new product introductions;

    - fluctuating customer demand, which is influenced by a number of factors, including general economic conditions in the sputtered thin-film coatings industry, market acceptance of our products and the products of our customers, changes in the product mix demanded and offered, and the timing, cancellation or delay of customer orders and shipments;

    - competition, including the introduction or announcement of new products by competitors, the adoption of competitive technologies by our customers, the addition of new production capacity by competitors and competitive pressures on prices of our products and those of our customers; and

    - the timing of our recognition of revenues from product orders which can materially affect our operating results on a quarterly basis due to the size of a particular order.

PLANNED GROWTH OF OUR BUSINESS WILL STRAIN ON OUR FINANCIAL, MANAGEMENT AND PRODUCTION RESOURCES.

    In order to grow, we must expand our manufacturing capacity by adding additional production machines, which will place a strain on our financial resources. We spent approximately $23.5 million in capital expenditures in 1999 and anticipate that we will spend approximately $17.0 million in capital expenditures in 2000. Our proceeds from this offering will not be sufficient to meet all of our anticipated needs for capital expenditures and working capital. Accordingly, we will need to finance a large portion of these future expenditures through external sources, including borrowings. Currently, we do not have sufficient credit facilities in place to provide this financing. We cannot assure you we will be able to secure credit facilities or other sources of financing that will address our future capital needs, or that such credit facilities will be on terms as favorable to us as we have budgeted.

    In addition, growth of our business will increase the work load and responsibilities of our existing management and require us to expand our management team. We cannot assure you that the present size of our management team will enable us to expand our business or that we will be able to recruit enough experienced managers.

    Most of our products are manufactured by a limited number of production machines that are currently running at or near capacity. We do not have plans to develop redundancy for much of our production capability. Therefore, a breakdown or damage to certain machines would severely and adversely affect our business. In addition, it can take up to 12 to 18 months to replace a production machine. If we do not implement our plans to expand our manufacturing capacity on a timely basis, we could face production shortfalls. Further, if we rapidly increase production, we may experience decreased manufacturing yields, which may lower our margins.

WE MAY NOT BE ABLE TO BRING NEW MACHINES ONLINE EFFECTIVELY IN OUR MANUFACTURING OPERATIONS TO MEET INCREASING CAPACITY REQUIREMENTS.

    We are expanding our manufacturing capacity through the purchase of two new productions machines for our Tempe facility in 1999, one of which began production in the first quarter of 2000 and the other of which is scheduled to begin production in early 2001. In addition, we expect the first machine in our new Dresden manufacturing facility to begin commercial production in the third quarter of 2000 and the second to begin production in the first quarter of 2001. In the past, we have experienced significant problems during the start-up of new machines. In particular, we recorded substantial write-offs of inventory and incurred substantial expenses in connection with the resolution of these problems for PM 5 in Tempe. If we encounter similar problems with new machines, our production capability and our operating results will suffer.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR SALES, AND THE LOSS OF A LARGE CUSTOMER COULD HURT OUR REVENUES OR OPERATING RESULTS.

    Our ten largest customers accounted for approximately 64.2%, 74.2%, 69.2% and 79.5% of net product sales in 1997, 1998, 1999 and the first quarter of 2000, respectively. In the first quarter of 2000, one customer in the electronic display market, with which we have no long term contract, accounted for approximately one-third of our revenues. We expect to continue to derive a significant portion of our net product sales from a relatively small number of customers. Accordingly, the loss of a large customer could materially hurt our business, and the deferral or loss of anticipated orders from a small number of customers could materially damage our revenue and operating results in any period. In addition, we do not have long-term contracts or purchase orders with most of our customers, and customers may cancel their orders, change production quantities from forecast volumes, request that we defer production or delay payment for any reason.

WE DEPEND ON OUR OEM CUSTOMERS FOR THE SALE OF OUR PRODUCTS AND FOR INFORMATION RELATING TO THE DEVELOPMENT OF NEW PRODUCTS.

    We sell a substantial portion of our products to a relatively small number of original equipment manufacturers, or OEMs. The timing and amount of sales to these customers ultimately depend on sales levels and shipping schedules for the OEM products into which our products are incorporated. We have no control over the shipping dates or volume of products shipped by our OEM customers, and we cannot be certain that our OEM customers will continue to ship products that incorporate our products at current levels or at all. Failure of our OEM customers to achieve significant sales of products incorporating our products and fluctuations in the timing and volume of such sales could be harmful to our business. Failure of these customers to inform us of changes in their production needs in a timely manner could also hinder our ability to effectively manage our business.

    In addition, we rely on our OEM customers to inform us of opportunities to develop new products that serve end-user demands. If our OEM customers do not present us with market opportunities early enough for us to develop products to meet end-user needs in a timely fashion, or if the OEMs fail to anticipate end-user needs at all, we may fail to develop new products or modify our existing products for our end-user markets. In addition, if our OEM customers fail to accurately anticipate end-user demands, we may spend resources on products that are not commercially successful.

WE ARE DEPENDENT ON KEY SUPPLIERS OF MATERIALS WHICH MAY PREVENT US FROM DELIVERING PRODUCT IN A TIMELY MANNER.

    We manufacture all of our products using materials procured from third-party suppliers. Certain of these materials are obtained from a limited number of sources. For example, the substrates we use in the manufacture of our Heat Mirror product is only currently available from one qualified source, Teijin Limited, holder of approximately 8.1% of our common stock. The substrates used in the manufacture of our anti-reflective film are currently available from only two qualified sources, Teijin and Di Nippon Printing. The loss of either of these current sources could adversely affect our ability to meet our scheduled product deliveries to customers. In addition, any interruption in the operations of vendors of certain other materials could also adversely affect our ability to meet our scheduled product deliveries to customers. If we are unable to obtain a sufficient supply of materials from our current sources, we could experience difficulties in obtaining alternative sources quickly or in altering product designs to use alternative materials. In the case of several materials, it generally takes several months to qualify new suppliers. Delays or reductions in product shipments could damage our relationships with customers. Further, a significant increase in the price of one or more of the materials used in our products could have a material adverse effect on our operating results.

WE ARE DEPENDENT ON A LIMITED NUMBER OF MANUFACTURERS OF OUR PRODUCTION MACHINES WHICH MAY PREVENT US FROM DELIVERING PRODUCT ON A TIMELY BASIS.

    Our production machines are large, complex and difficult to manufacture. It can take up to a year from the time we order a machine until it is delivered. Following delivery, it can take us, with the assistance of the manufacturer, up to six additional months to test and prepare the machine for commercial production. There are a very limited number of companies that are capable of manufacturing these machines to our specifications. Our inability to have new production machines manufactured and prepared for commercial production in a timely manner would have a material adverse effect on our business.

WE MUST CONTINUE TO DEVELOP NEW PRODUCTS AND ENHANCE EXISTING PRODUCTS ON A TIMELY BASIS TO COMPETE SUCCESSFULLY IN A RAPIDLY CHANGING MARKETPLACE.

    The market for thin-film coated glass and coating equipment is characterized by rapid change, especially in the electronic display market. Our future success depends upon our ability to introduce new products, improve existing products and processes to keep pace with technological and market developments, and to address the increasingly sophisticated and demanding needs of our customers. Technological changes, process improvements, or operating improvements that could adversely affect us include:

    - the development of new technologies that improve the manufacturing efficiency of our competitors;

    - changes in product requirements of our customers;

    - changes in the way coatings are applied to alternative substrates such as tetra acetate cellulose, or TAC;

    - the development of new materials that improve the performance of thin-film coated glass; and

    - improvements in the alternatives to the sputtering technology we use to produce our products.

    We may not have sufficient funds to devote to research and development, or our research and development efforts may not be successful in developing products in the time, or with the characteristics, necessary to meet customer needs. If we do not adapt to technological changes, or process or operating improvements, our competitive position, operations and prospects would be materially adversely affected.

WE FACE INTENSE COMPETITION, WHICH COULD AFFECT OUR ABILITY TO INCREASE OUR REVENUE, MAINTAIN OUR MARGINS AND INCREASE OUR MARKET SHARE.

    The market for each of our products is intensely competitive and we expect competition to increase in the future. Competitors vary in size and in the scope and breadth of the products they offer. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs.

    ELECTRONIC DISPLAY MARKET. Competitors in the anti-reflective coatings market include customers who have the capability to use wet coating technology, as well as competitors who supply sputter coated films similar to those produced by us. One of the largest manufacturers of flat-face computer display tubes, or CDTs, Sony Corporation, has its own sputter coating film technology which it uses to provide anti-reflective characteristics on CDTs.

    AUTOMOTIVE GLASS MARKET. Solar control products in the automotive OEM market are provided by large, worldwide glass laminators who typically have divisions also selling products to the commercial flat glass industry. Several of these companies, such as PPG, Pilkington PLC, Sekurit St. Gobain, Asahi, Guardian, and Glaverbel, have direct to glass sputtering capability. In the applied film segment of the automotive market, companies such 3M, Material Sciences Corporation, CP Films, and Courtaulds PLC produce competitive solar control products that are widely accepted in the market.

    RESIDENTIAL AND COMMERCIAL WINDOW MARKET. Since our introduction of our Heat Mirror suspended film product in 1979, large glass producers such as Guardian, PPG, Viracon, Glaverbel, and Asahi, have produced their own direct-to-glass sputtered products that provide solar control and energy conservation similar to our Heat Mirror product.

OUR ABILITY TO SERVICE OUR BORROWINGS AND MAINTAIN CREDIT FACILITIES WILL DEPEND UPON OUR FUTURE CASH FLOWS AND COVENANT COMPLIANCE.

    We have financed a large portion of our capital expenditures through borrowings and expect to continue to do so. Our inability to make timely payments of interest or principal under these facilities due to fluctuations in our cash flow or otherwise, could materially adversely affect our ability to borrow money under existing credit facilities or to secure additional borrowings. In addition, our current credit facilities contain, and our future credit facilities will contain, financial and operating covenants that will limit our discretion with respect to business matters. Among other things, these covenants may restrict our ability to incur additional indebtedness, create liens or other encumbrances, and make certain payments including dividends and capital expenditures. These credit facilities also contain financial covenants and events of default that could require us to pay off indebtedness before its maturity. The restrictions imposed by these credit facilities or the failure of lenders to advance funds under these facilities could adversely affect our ability to fund our growth.

IF WE FAIL TO RECRUIT AND RETAIN A SIGNIFICANT NUMBER OF QUALIFIED TECHNICAL PERSONNEL, WE MAY NOT BE ABLE TO DEVELOP, ENHANCE AND INTRODUCE OUR PRODUCTS ON A TIMELY BASIS, AND OUR BUSINESS WILL BE HARMED.

    We require the services of a substantial number of qualified technical personnel. The market for skilled technical personnel is characterized by intense competition and aggressive recruiting, as well as a high-level of employee mobility. These characteristics make it particularly difficult for us to attract and retain the qualified technical personnel we require. We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications. It is especially difficult for us to recruit qualified personnel to work in Palo Alto because of the high-cost of living. If we are unable to recruit and retain a sufficient number of qualified technical employees, we may not be able to complete the development of, or enhance, our products in a timely manner. As a result, our business may be harmed and our operating results may suffer.

WE MAY BE UNABLE TO ATTRACT OR RETAIN THE OTHER HIGHLY SKILLED EMPLOYEES THAT ARE NECESSARY FOR THE SUCCESS OF OUR BUSINESS.

    In addition to our dependence on our technical personnel, our success also depends on our continuing ability to attract and retain other highly skilled employees. We depend on the continued services of our senior management, particularly Thomas G. Hood, our President and Chief Executive Officer, and Bill
R. Finley, our Chief Financial Officer. We do not have key person life insurance covering any officer or employee. Competition for personnel in our industry where we operate is intense. We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting or retaining the necessary personnel, our business could be adversely affected.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

    Our success depends in large part upon our proprietary technology. We rely on our know-how, as well as a combination of patent, trademark and trade secret protection, to establish and protect our intellectual property rights. We seek to avoid disclosure of our know-how and trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements with us. We also seek to protect our technology, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Some foreign countries in which we do business afford significantly less protection for intellectual property than the United States.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and our means of protecting our proprietary rights may not be adequate. In addition, our competitors may independently develop similar technology, duplicate our products, or design around our proprietary intellectual property.

OUR BUSINESS IS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

    We have expanded our operations and hired additional personnel to address international markets for the thin-film coatings industry. International revenues amounted to approximately 65%, 68%, 77% and 84% of our net revenues during 1997, 1998, 1999 and the three months ended April 2, 2000, respectively. To achieve acceptance in international markets, our products must be modified to handle a variety of factors specific to each international market as well as local regulations. We may also be subject to a number of other risks associated with international business activities. These risks include:

    - unexpected changes in and the burdens and costs of compliance with a variety or foreign laws and regulatory requirements;

    - currency exchange rate fluctuations;

    - tariffs and other trade barriers;

    - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

    - difficulties in managing and staffing international operations;

    - potentially adverse tax consequences, including restrictions on the repatriation of earnings; and

    - global economic turbulence and political instability.

WE EXPECT TO BE SUBJECT TO INCREASED FOREIGN CURRENCY RISK IN OUR INTERNATIONAL OPERATIONS.

    Our international sales are currently invoiced and collected in U.S. dollars. A strengthening in the dollar relative to the currencies of those countries in which we do business would increase the prices of our products as stated in those currencies and could hurt our sales in those countries. Significant fluctuations in the exchange rates between the U.S. dollar and foreign currencies could cause us to lower our prices and thus reduce our profitability. These fluctuations could also cause prospective customers to delay orders because of the increased relative cost of our products.

    We expect that, within the next twelve months, the customers of our Dresden operation will begin to make payments in euros or other foreign currencies. In addition, in the future, other of our customers may also make payments in foreign currencies. Accepting payments in foreign currency may require us to begin to hedge these currencies in order to reduce the risk to us of fluctuating exchange rates.

PERFORMANCE, RELIABILITY OR QUALITY PROBLEMS WITH OUR PRODUCTS MAY CAUSE OUR CUSTOMERS TO REDUCE OR CANCEL THEIR ORDERS.

    We manufacture our electronic display and automobile glass products based on specific, technical requirements of each of our customers. We believe our ability to obtain future orders of our products will depend on our maintenance of the performance, reliability and quality standards our customers require. If our products have performance, reliability or quality problems, then we may experience:

    - delays in collecting accounts receivable;

    - higher manufacturing costs;

    - additional warranty and service expenses; and

    - reduced or cancelled orders.

WE MAY FACE COSTLY DAMAGES OR LITIGATION COSTS IF A THIRD PARTY CLAIMS THAT WE INFRINGE ITS INTELLECTUAL PROPERTY.

    Third parties may claim that we or our current or potential future products infringe upon their intellectual property. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

IF WE FAIL TO COMPLY WITH ENVIRONMENTAL REGULATIONS, OUR OPERATIONS COULD BE ADVERSELY AFFECTED.

    We use hazardous chemicals in producing our products. As a result, we are subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances, compliance with which is expensive. Our failure to comply with current or future environmental regulations could result in the imposition of substantial fines on us, suspension of production, alteration of our manufacturing processes or cessation of operations. Compliance with these regulations also may require us to acquire costly equipment or to incur other significant expenses.

WE RELY ON OUR INTERNATIONAL AND DOMESTIC SALES REPRESENTATIVES, WITHOUT WHOM OUR SALES MAY SUFFER.

    We sell our products in Japan, China and Korea through sales representatives. We also market and sell our Heat Mirror products in North America primarily through sales representatives. These sales representatives could reduce or discontinue sales of our products. They may not devote the resources necessary to provide effective sales and marketing support to us. In addition, we depend upon the continued viability and financial resources of these representatives, many of which are small organizations with limited working capital. These representatives, in turn, depend substantially on general economic conditions and other factors affecting the markets for the products they sell. We believe that our success will continue to depend upon these sales representatives. If some or all of our sales representatives experience financial difficulties, or otherwise become unable or unwilling to promote and sell our products, our business could be harmed.

                         RISKS RELATED TO THIS OFFERING

THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY.

    If you purchase shares of our common stock in this offering, you will pay a price that we negotiated with the representative of the underwriters. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay in this offering. See "Underwriting."

OUR STOCK PRICE COULD FLUCTUATE WIDELY IN RESPONSE TO VARIOUS FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

    The trading price of our common stock may be highly volatile. Our stock price could fluctuate widely in response to factors such as the following:

    - actual or anticipated variations in our quarterly revenues or operating results;

    - announcements of new products or services by us or our competitors, or new competing technologies;

    - our addition or loss of significant customers;

    - changes in financial estimates or recommendations by securities analysts;

    - our announcement of significant acquisitions or strategic partnerships;

    - discussions about us in internet chat rooms;

    - additions or departures of our key personnel;

    - future equity or debt offerings by us or our announcements of such offerings; and

    - general market and economic conditions.

    In addition, in recent years the stock markets in general, and the Nasdaq National Market and the market for technology companies in particular, have experienced large price and volume fluctuations. These fluctuations have often been seemingly unrelated or disproportionate to the operating performance of these technology companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its stock. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs or large judgments against us and divert management's attention and resources.

CERTAIN PROVISIONS OF OUR CHARTER, BY-LAWS AND DELAWARE LAW MAKE A TAKEOVER DIFFICULT.

    Certain provisions of our corporate charter and by-laws and Delaware law, might discourage, delay or prevent a change of control or a change in our management, even if such changes would be beneficial to our stockholders. These provisions include the ability of our board of directors, without stockholder approval, to issue any class or series of preferred stock with dividend rights, dividend rates, conversion rights, redemption rights, preferences on liquidation or dissolution, voting rights and any other preferences, which could adversely affect the voting and other rights of the holders of common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay for shares of our common stock and could deprive you of an opportunity to receive a premium for your common stock as part of a sale of Southwall. See "Description of Capital Stock."

THE MARKET PRICE OF OUR COMMON STOCK MAY DROP SIGNIFICANTLY WHEN THE RESTRICTIONS ON RESALE BY OUR EXISTING SECURITYHOLDERS LAPSE.

    Following this offering, we will have approximately 10.4 million shares of
common stock outstanding. Holders of       shares have agreed not to sell these
shares for at least 180 days following the date of this prospectus. As these restrictions on resale end, the market price of our common stock could drop significantly if holders of these shares sell them or if the market perceives they intend to sell them. These sales also may make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate. See "Shares Eligible for Future Sale."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are identified by terminology such as "may," "will," "could," "should," "expects," "plans," "intends," "seeks," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are only predictions and include statements relating to:

    - our strategy, future operations and financial plans, including, without limitation, our plans to install and commercially produce products on new machines;

    - future applications of thin-film coating technologies and our development of new products;

    - our liquidity;

    - our competition;

    - our use of the proceeds of this offering; and

    - our projected capital expenditures.

    You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of our forward-looking statements.

                                USE OF PROCEEDS

    We estimate our net proceeds from the sale of 2,500,000 shares of common stock that we are offering by means of this prospectus will be approximately $24.2 million, at an assumed public offering price of $10.50 per share, after deducting estimated underwriting discounts and commissions, and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate our net proceeds will be approximately $28.6 million. We will not receive any proceeds from the sale of shares by the selling stockholders.

    We intend to use our net proceeds from this offering as follows:

    - approximately $10.0 million to repay the outstanding balance on our bank line of credit, which bears interest at the lender's prime rate (which was 9.5% on June 14, 2000) plus 1% per annum, and matures in June 2001;

    - approximately $5.0 million to repay bank debt, which bears interest at the London Interbank Offer Rate (which was 6.81% on June 14, 2000) plus 0.4375% per annum, and, as a result of such repayment, matures in November 2001; and

    - the balance for funding of working capital and capital expenditures.

    We entered into our current bank line of credit in June 2000. This line replaced our prior line, which we entered in June 1999. We borrowed approximately $2.7 million to repay senior subordinated indebtedness and approximately $1.0 million to fund the initial capitalization of our German subsidiary under our prior line, and used the remaining formerly outstanding balance for working capital purposes.

    While the amounts indicated above reflect what we currently expect to spend on these matters, opportunities may arise that cause us to change the allocation of proceeds. Pending these proposed uses, we intend to invest our net proceeds from this offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. In addition, our current bank line of credit limits our ability to pay cash dividends or make other distributions on our common stock. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of April 2, 2000:

    - on an actual basis; and

    - on a pro forma as adjusted basis to reflect the sale by us of 2,500,000 shares of common stock offered hereby at an assumed public offering price of $10.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

    This information should be read in conjunction with our consolidated financial statements and notes thereto, appearing elsewhere in this prospectus. This information excludes 1,406,159 shares, which consist of:

    - 1,059,700 shares subject to outstanding options under our 1997 stock incentive plan, with a weighted average exercise price of $5.26 per share; and

    - 346,459 shares subject to outstanding options under our 1998 stock option plan for employees and consultants, with a weighted average exercise price of $5.59 per share.

                                                                  APRIL 2, 2000
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Long-term debt, less current portion........................  $25,047      $20,047
                                                              -------      -------
Stockholders' equity:
  Common Stock, $0.001 par value: 20,000 shares authorized;
    7,889 shares issued and outstanding (actual); 10,389
    shares issued and outstanding (pro forma as adjusted)...        8           11
  Capital in excess of par value............................   51,641       75,838
  Notes receivable..........................................     (597)        (597)
  Less cost of treasury stock, 290 shares...................   (1,474)      (1,474)
  Translation loss on subsidiary............................      (44)         (44)
  Accumulated deficit.......................................  (21,096)     (21,096)
                                                              -------      -------
    Total stockholders' equity..............................   28,438       52,638
                                                              -------      -------
      Total capitalization..................................  $53,485      $72,685
                                                              =======      =======

                          PRICE RANGE OF COMMON STOCK

    Our common stock has been traded on the Nasdaq National Market System under the symbol "SWTX" since the completion of our initial public offering in June 1987. Prices in the following table represent the high and low closing sales prices per share for our common stock as reported by Nasdaq during the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
1998
  First Quarter.............................................   $ 8.63     $6.63
  Second Quarter............................................     7.25      5.00
  Third Quarter.............................................     5.50      4.37
  Fourth Quarter............................................     6.00      4.00
1999
  First Quarter.............................................     3.77      3.52
  Second Quarter............................................     3.45      3.20
  Third Quarter.............................................     4.68      4.39
  Fourth Quarter............................................     4.40      4.08
2000
  First Quarter.............................................    12.88      4.50
  Second Quarter (through June 15, 2000)....................    11.50      7.13

    On June 15, 2000 the last reported sale price for our common stock as reported on Nasdaq was $10.06 per share. As of June 13, 2000, there were approximately 296 holders of record of our common stock, and we believe there
were approximately       beneficial owners of our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data as of and for the five years ended December 31, 1999 are derived from our audited consolidated financial statements. The following selected consolidated financial data as of and for the three months ended April 4, 1999 and April 2, 2000 have been derived from unaudited consolidated financial statements of Southwall for the three months ended April 2, 2000. In the opinion of our management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the indicated period. Results of operations for the three months ended April 2, 2000 are not necessarily indicative of the results that may be expected for the full year. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                                                                                THREE MONTHS
                                                                                                                    ENDED
                                                                   YEAR ENDED DECEMBER 31,                  ---------------------
                                                     ----------------------------------------------------   APRIL 4,    APRIL 2,
                                                       1995       1996       1997       1998       1999       1999        2000
                                                     --------   --------   --------   --------   --------   ---------   ---------
Net revenues by product:
  Electronic display(1)............................  $    --    $    --    $21,957    $16,954    $16,226     $ 1,278     $ 8,647
  Automotive glass(1)..............................       --         --      6,629     12,845     19,477       5,721       5,085
  Building(1)......................................       --         --     21,503     20,234     19,628       3,859       3,908
                                                     -------    -------    -------    -------    -------     -------     -------
Net revenues.......................................  $33,501    $41,720    $50,089    $50,033    $55,331     $10,858     $17,640
                                                     -------    -------    -------    -------    -------     -------     -------

Costs and expenses:
  Cost of sales....................................   23,265     27,936     35,310     44,253     39,766       8,911      12,317
  Research and development.........................    2,069      2,487      3,117      3,864      5,249       1,233       1,511
  Selling, general and administrative..............    7,441      8,729      9,216      9,046      8,468       1,966       2,412
                                                     -------    -------    -------    -------    -------     -------     -------
Total costs and expenses...........................   32,775     39,152     47,643     57,163     53,483      12,110      16,240
                                                     -------    -------    -------    -------    -------     -------     -------
Income (loss) from operations......................      726      2,568      2,446     (7,130)     1,848      (1,252)      1,400
Interest income (expense), net.....................      (95)       (26)       (20)      (681)    (1,288)       (255)       (470)
                                                     -------    -------    -------    -------    -------     -------     -------
Income (loss) before provision for income taxes....      631      2,542      2,426     (7,811)       560      (1,507)        930
Provision for income taxes.........................       (2)       115       (145)       (58)       (50)         12          36
                                                     -------    -------    -------    -------    -------     -------     -------
Net income (loss)..................................  $   633    $ 2,427    $ 2,281    $(7,869)   $   510     $(1,519)    $   894
                                                     =======    =======    =======    =======    =======     =======     =======

Net income (loss) per share:
  Basic............................................  $  0.11    $  0.39    $  0.32    $ (1.03)   $  0.07     $ (0.21)    $  0.12
                                                     =======    =======    =======    =======    =======     =======     =======
  Diluted..........................................  $  0.10    $  0.35    $  0.29    $ (1.03)   $  0.07     $ (0.21)    $  0.11
                                                     =======    =======    =======    =======    =======     =======     =======

Weighted average number of common shares:
  Basic............................................    5,880      6,200      7,107      7,608      7,421       7,324       7,567
  Diluted..........................................    6,218      7,034      7,799      7,608      7,528       7,324       8,380

CONSOLIDATED BALANCE SHEET DATA:

                                                                                                                    AS OF
                                                                      AS OF DECEMBER 31,                    ---------------------
                                                     ----------------------------------------------------   APRIL 4,    APRIL 2,
                                                       1995       1996       1997       1998       1999       1999        2000
                                                     --------   --------   --------   --------   --------   ---------   ---------
Cash and cash equivalents..........................  $ 1,434    $ 7,419    $10,524    $ 4,136    $ 3,677     $   230     $    25
Working capital (deficit)..........................    9,724     15,846     23,999     (4,256)     3,047      (7,190)      5,556
Total assets.......................................   34,105     42,509     61,469     54,019     70,123      17,710      80,494
Long-term obligations..............................    2,890      6,591     15,539        141     21,789         104      25,047
Total liabilities..................................   10,191     14,912     25,729     28,202     43,168      25,441      52,056
Total stockholders' equity.........................   23,914     27,597     35,740     25,817     26,955      24,298      28,438

------------

(1) Substantially all of our net revenues for 1995 were attributable to sales of building products. Net revenues by product category is unavailable for 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN IMPORTANT FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.

OVERVIEW

    We are a leading designer and manufacturer of technologically advanced thin-film coatings that selectively absorb, reflect or transmit light and electromagnetic and infrared emissions. Our products are used in a number of electronic, automotive and building products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. From our founding in 1979 through the early 1990's, we developed and produced thin-film coated substances primarily for residential and commercial buildings, and for military applications. In the early 1990's, we began to develop products for the electronic display and automotive markets.

    In 1996, we realized our first material revenue from the electronic display and automotive markets. Currently electronic display products account for almost one half of our revenues. We expect most of our revenue growth to continue to come from the electronic display and automotive markets. In 1999, international revenues accounted for approximately 77% of our net revenues.

    Several factors affect our gross margins, including manufacturing efficiencies, product mix, product differentiation, inventory management, volume pricing, and the start-up of equipment and new plants. Over the past several years, each of these factors has contributed to margin volatility as we have added new capacity to meet the demand of our electronics and automotive markets. As new capacity is brought to full commercial operation, we believe we will be able to maintain or improve our operating margins.

CAPITAL EXPENDITURES

    In 1999, we invested approximately $23.5 million in capital expenditures primarily to meet anticipated higher demand for our electronic display and automotive products. In 2000, we expect to spend approximately $17.5 million for capital expenditures to increase production capacity in our Tempe and new Dresden operations. From the time we order a new production machine, it typically takes 12 to 18 months until we are able to produce in commercial volumes. The last six months of this period are typically spent testing the machine to make sure it meets our product quality requirements and those of our customers. During this period the new production machines typically produce minimal revenues. In accordance with generally accepted accounting principles, all substrate, target and material costs incurred prior to a machine beginning any commercial production are expensed as incurred and classified as costs of sales. In addition, interest costs associated with borrowings for capital expenditures are capitalized until these assets begin commercial production commences.

    In the first quarter of 2000, our second machine at Tempe (PM 6) began to produce limited amounts of film for commercial use. We ordered an additional machine (PM 7) for delivery to Tempe in the second quarter of 2000. This production machine is expected to commence commercial production in the first half of 2001. Additionally, we took possession of our new facility in Dresden in May 2000, which will contain two new production machines (PM 8 and PM 9). We expect these two production machines to commence commercial production in the second half of 2000 and the first half of 2001, respectively.

    In general, we have experienced significant start-up costs in connection with bringing new production machines into commercial viability. In 1998, our operating results were adversely affected by quality problems associated with the electronic display film product produced by a new production machine (PM 5) in Tempe. In the fourth quarter of 1998, we discovered quality issues with product that had been shipped to Sony and other electronic display film that was still in inventory in Tempe that did not meet Sony's specifications. We recorded a $4.0 million provision in the fourth quarter of 1998 to account for product returns from Sony and the related write-off of inventory. During 1999, we continued to experience ongoing production problems with the Sony electronic display film. In March 1999, we amended the terms of the supply agreement to eliminate purchase and supply requirements. Sales to Sony through the first three quarters of 1999 declined significantly. We discontinued the manufacture and sale of coated anti-reflective film to Sony in September 1999.

    Due to the unprofitable relationship with Sony and our increased capital expenditures, we have been operating with minimal cash balances. We have been using cash available from operations, German government grants, bank borrowings and other long-term debt to finance our increased capital expenditures.

RESULTS OF OPERATIONS

    The following table sets forth our results of operations expressed as a percentage of total revenues:

                                                           YEAR ENDED                      QUARTER ENDED
                                           ------------------------------------------   -------------------
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   APRIL 4,   APRIL 2,
                                               1997           1998           1999         1999       2000
                                           ------------   ------------   ------------   --------   --------
Net revenues by product:
  Electronic display.....................       43.8%          33.9%          29.3%       11.8%      49.0%
  Automotive glass.......................       13.2           25.7           35.2        52.7       28.8
  Building...............................       42.9           40.4           35.5        35.5       22.2
                                               -----          -----          -----       -----      -----
Total net revenues.......................      100.0          100.0          100.0       100.0      100.0
Costs and expenses:
  Cost of sales..........................       70.4           88.4           71.9        82.0       69.8
  Research and development...............        6.2            7.7            9.5        11.4        8.6
  Selling, general and administrative....       18.4           18.1           15.3        18.1       13.7
                                               -----          -----          -----       -----      -----
Total costs and expenses.................       95.1          114.2           96.7       111.5       92.1
Income (loss) from operations............        4.9          (14.2)           3.3       (11.5)       7.9
Interest income (expense), net...........         --           (1.4)          (2.3)       (2.3)      (2.7)
                                               -----          -----          -----       -----      -----
Income (loss) before provision for income
  taxes..................................        4.8          (15.6)           1.0       (13.8)       5.3
Provision for income taxes...............        0.3            0.1            0.1         0.2        0.2
                                               -----          -----          -----                  -----
Net income (loss)........................        4.6%         (15.7)%          0.9%       14.0%       5.1%
                                               =====          =====          =====       =====      =====

QUARTER ENDED APRIL 4, 1999 COMPARED WITH THE QUARTER ENDED APRIL 2, 2000

NET REVENUES

    Net revenues increased $6.7 million, or 62.5%, from $10.9 million for the first three months of 1999 to $17.6 million for the first three months of 2000. This increase in net revenues was partially offset by a decrease of $0.7 million in sales of our automotive glass products. During the first quarter of 1999, our Tempe facility had minimal production as a result of the re-certification of production processes for product provided to Sony. Following the September 1999 termination of our relationship with Sony, the Tempe production machine was converted to the production of a similar anti-reflective product for new customers. The increase in net revenues was primarily attributable to a $7.4 million increase in sales of electronic display films, primarily due to the successful yield improvements in our production machines located in Palo Alto and Tempe.

COSTS AND EXPENSES

    COST OF SALES. Cost of sales expense consists primarily of materials, production labor and machine overhead. Cost of sales increased $3.4 million, or 38.2%, from $8.9 million in the first quarter of 1999 to $12.3 million for the similar period of 2000. As a percentage of net revenues, cost of sales decreased from 82.1% of net revenues in the first quarter of 1999, to 69.8% of net revenues for the similar period of 2000. The percentage reduction in cost of sales was due to improved yields and increased machine throughput of electronic display films during the first quarter of 2000. Cost of sales also improved in the recent period due to the return to commercial production of PM 5 which had been shut down for product re-certification in the first quarter of 1999.

    RESEARCH AND DEVELOPMENT. Our research and development spending increased $0.3 million, or 22.5%, from $1.2 million in the first quarter of 1999 to $1.5 million in the first quarter of 2000. Research and development expenses decreased from 11.4% of net revenues for the first three months of 1999, to 8.6% of net revenues for the similar period in 2000. The increase in the first quarter of 2000 was primarily attributable to additional travel and personnel costs associated with supporting installation of the new production machines in the Tempe and Dresden plants. In addition, we incurred additional costs during the first quarter of 2000 in the development of a prototype antenna and a heatable windshield for automobiles using our XIR films.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses consist primarily of corporate and administrative overhead, selling commissions, advertising costs and occupancy costs. These expenses increased $0.4 million, or 22.7%, from $2.0 million in the first quarter of 1999 to $2.4 million in the first quarter of 2000. Selling, general and administrative expenses decreased from 18.1% of net revenues for the first three months of 1999, to 13.7% of net revenues for the similar period of 2000. The $0.4 million increase in the first three months of 2000 was primarily related to our hiring of additional sales personnel and preparation of marketing materials to support our higher planned production capacities. Additionally, travel and communication expenses also increased as the additional sales personnel devoted themselves to international sales.

INCOME (LOSS) FROM OPERATIONS.

    Income from operations increased $2.7 million from a loss of $1.3 million for the first quarter of 1999 to a profit of $1.4 million for the comparable period in 2000. The return to profitability was primarily a result of PM 5's return to full commercial production.

INTEREST INCOME (EXPENSE), NET.

    Net interest expense increased $0.2 million from $0.3 million for the first quarter of 1999 compared to $0.5 million for the similar period in 2000. Interest expense increased from 1999 due to an increase in borrowings from debt and bank credit lines at a higher average annual interest rate.

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES.

    We reported a pre-tax loss of $1.5 million for the first quarter of 1999, compared to pre-tax income of $0.9 million for the corresponding period in 2000. The return to profitability was primarily a result of PM 5's resumption of full commercial production.

FISCAL 1998 COMPARED TO FISCAL 1999

NET REVENUES

    Net revenues increased $5.3 million, or 10.6%, from $50.0 million in 1998, to $55.3 million in 1999. In 1999, sales of electronic display products decreased by $0.7 million. This decrease was the result of approximately
$4.4 million of lower sales from Sony and a $2.3 million provision for product returns from Sony. The decrease was partially offset by an increase of approximately $6.2 million of sales to new customers. Sales of our automotive glass film increased $6.6 million, primarily due to the receipt of a significant purchase order from a European automobile glass OEM. We made no sales to Sony after September 30, 1999.

COSTS AND EXPENSES

    COST OF SALES. Excluding the $1.7 million provision related to the product produced for Sony, cost of sales decreased $2.8 million, or 6.3%, from $44.3 million in 1998 to $39.8 million in 1999. Excluding the provision for Sony, cost of sales for 1998 was 85.0% of net revenues compared to 71.9% of net revenues for 1999. This decrease was primarily due to improved throughput and yields of our products.

    RESEARCH AND DEVELOPMENT. Total research and development expenses increased $1.3 million, or 35.8%, from $3.9 million in 1998 to $5.2 million in 1999. Research and development expenses, as a percentage of net revenues, increased from 7.7% for 1998, to 9.5% for 1999. The increase in these expenses was primarily attributable to costs associated with re-certifying PM 5 for commercial production, the costs associated with retrofitting PM 1, and the costs incurred to design and install two new production machines (PM 6 and PM 8).

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased $0.5 million, or 6.4%, from $9.0 million in 1998 to $8.5 million in 1999. Selling, general and administrative expenses, as a percentage of net revenues, decreased from 18.1% in 1998, to 15.3% in 1999. The primary reason for the decrease in these expenses was the elimination of certain positions related to the sales and service functions for after-market building products. In 1999, we contracted with an independent distributor which agreed to perform these functions.

INCOME (LOSS) FROM OPERATIONS.

    Income from operations increased $9.0 million from a loss of $7.1 million for 1998 to a profit of $1.8 million for 1999. Increased income from operations was primarily due to increased sales of automotive products, the adverse affect on 1998 results of the provision for Sony and the discontinuance of unprofitable sales of electronic display products to Sony.

INTEREST INCOME (EXPENSE), NET.

    Net interest expense increased $0.6 million from $0.7 million for 1998 to $1.3 million for 1999, primarily due to our borrowing approximately
$7.5 million of additional debt and overall higher interest rates.

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES

    We reported a pre-tax loss of $7.8 million for 1998, compared to pre-tax income of $0.6 million for 1999. We attained profitability in 1999 primarily due to the increase in sales of automotive products and the elimination of unprofitable electronic display product sales.

FISCAL 1997 COMPARED TO FISCAL 1998

NET REVENUES

    Net revenues decreased by $0.1 million, or 0.1%, from $50.1 million in 1997 to $50.0 million in 1998. Sales of our automotive glass products in 1998 increased approximately $6.2 million from 1997. Sales to an OEM glass manufacturer increased by $8.1 million, partially offset by a decrease of $1.9 million in sales to GMX as a result of the economic recession in Asia. Sales of our electronic display products in 1998 decreased by $5.0 million primarily due to a reduction in sales to Sony of approximately $3.0 million and a provision of $2.3 million related to the return of product from Sony. This decrease was partially offset by sales to one new customer of approximately $2.6 million.

COSTS AND EXPENSES

    COST OF SALES. Cost of sales increased $10.5 million, or 25.5%, from $35.3 million in 1997 to $44.3 million in 1998. As a percentage of net revenues, cost of sales for 1997 was 70.5% compared to 88.4% for 1998. The increase was primarily due to the write-off of anti-reflective film produced for Sony in 1998 and low yields on electronic display products manufactured for Sony in Tempe in 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by $0.7 million, or 24.0%, from $3.1 million in 1997 to $3.9 million in 1998. Research and development expenses, as a percentage of net revenues, increased from 6.2% for 1997 to 7.7% for 1998. The increase was largely attributable to the hiring of 19 additional research and development personnel to support increased new product development, primarily in film for new electronic display, laminated automotive and Solis products.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased $0.2 million, or 1.8%, from $9.2 million in 1997 to $9.0 million in 1998. As a percentage of net revenue, these expenses decreased from 18.4% in 1997 to 18.1% in 1998. The decrease in these expenses was due to a reduction in administrative personnel and cost control measures adopted in the second half of 1998.

INCOME (LOSS) FROM OPERATIONS.

    Income from operations decreased $9.5 million from a profit of $2.4 million for 1997 to a loss of $7.1 million for 1998. The principal reason for the loss in 1998 was the $4.0 million provision for products produced for Sony and low production yields associated with the manufacture of electronic display product for Sony.

INTEREST INCOME (EXPENSE), NET.

    Net interest expense increased from an immaterial amount in 1997 to $0.7 million for 1998 primarily due to higher average outstanding borrowings in 1998.

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES.

    We reported pre-tax income of $2.4 million for 1997, compared to a pre-tax loss of $7.8 million for 1998. The principal reason for the loss in 1998 was the $4.0 million provision for products produced for Sony and low production yields associated with the manufacture of electronic display product for Sony.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth statement of operations data for the eight fiscal quarters ended April 2, 2000. This information has been derived from our unaudited consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements contained in this prospectus. It includes all adjustments that we consider necessary for a fair presentation of such information when read in conjunction with our audited financial statements and related notes. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                    QUARTER ENDED
                                -------------------------------------------------------------------------------------
                                JUNE 28,   SEP. 27,   DEC. 27,   APRIL 4,   JULY 4,    OCT. 3,    DEC. 31,   APRIL 2,
                                  1998       1998       1998       1999       1999       1999       1999       2000
                                --------   --------   --------   --------   --------   --------   --------   --------
Net revenues..................  $14,057    $14,011    $11,549    $10,858    $13,527    $15,195    $15,751    $17,640
Costs and expenses:
  Cost of sales...............   11,022     10,056     12,960      8,911      9,410     10,897     10,548     12,317
  Research and development....      913        928        963      1,233      1,293      1,388      1,335      1,511
  Selling, general and
    administrative............    2,264      2,260      2,114      1,966      1,970      2,031      2,501      2,412
                                -------    -------    -------    -------    -------    -------    -------    -------
Total costs and expenses......   14,199     13,244     16,037     12,110     12,673     14,316     14,384     16,240
                                -------    -------    -------    -------    -------    -------    -------    -------
Income (loss) from
  operations..................     (142)       767     (4,488)    (1,252)       854        879      1,367      1,400
Interest income (expense),
  net.........................     (182)      (202)      (189)      (255)      (307)      (505)      (221)      (470)
                                -------    -------    -------    -------    -------    -------    -------    -------
Income (loss) before provision
  for income tax..............     (324)       565     (4,677)    (1,507)       547        374      1,146        930
Provision for income taxes....       24         13         21         12         13         14         11         36
                                -------    -------    -------    -------    -------    -------    -------    -------
Net income (loss).............  $  (384)   $   552    $(4,698)   $(1,519)   $   534    $   360    $ 1,135    $   894
                                =======    =======    =======    =======    =======    =======    =======    =======

    For the quarter ended December 27, 1998 we recorded a $4.0 million provision to account for $2.3 million of product returns from Sony and $1.7 million for the related write-off of inventory.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

    Since 1998, we have funded our operations from cash provided by operating activities. Working capital at December 31, 1999 was $3.0 million, which increased to $5.6 million at April 2, 2000. We expect working capital to increase after the offering and, primarily due to our anticipated capital expenditures discussed below, further expect working capital to decrease to a level slightly above our current level in the year following this offering.

    Operating activities generated approximately $4.3 million in both 1998 and 1999. Cash used in operating activities for the three month period ended
April 2, 2000 was approximately $4.8 million. This decrease in comparison to the amount of cash used in operating activities for the similar period of 1999 was primarily due to receivables and inventory growth to support increased sales of electronic display products. Capital expenditures were approximately
$7.2 million, $23.5 million and $3.5 million for 1998, 1999 and the first quarter of 2000, respectively.

    We intend to use some of the proceeds of this offering to partially repay our indebtedness. The following table sets forth the material terms of our short and long term indebtedness:

                                                  ESTIMATED
                                   BALANCE AT      USE OF     BALANCE AFTER
DESCRIPTION                       APRIL 2, 2000   PROCEEDS      OFFERING       INTEREST RATE       MATURITY
-----------                       -------------   ---------   -------------   ---------------   --------------
Bank Credit Line(1).............     $ 7,997       $ 7,997       $     0           12.0%          June 2001
Promissory note dated December
  16, 1996......................         961            --           961            9.7              (2)
Promissory note dated May 6,
  1997..........................      10,000         5,000         5,000       LIBOR + .4375         (3)
Sales-leaseback agreement dated
  July 19, 1999.................       2,934            --         2,934           13.0              (4)
Sales-leaseback agreement dated
  October 19, 1999..............       3,600            --         3,600           13.0              (5)
German bank loan dated May 28,
  1999..........................       3,565            --         3,565            7.1              (6)
German bank loan dated May 12,
  1999..........................       3,890            --         3,890            7.1              (7)
German bank loan dated
  August 14, 1999...............       1,612            --         1,612            5.8           June 2009
Other equipment financings......         143            --           143            --                --
                                     -------       -------       -------
Total...........................     $34,702       $12,997       $21,705
                                     =======       =======       =======

------------

(1) We recently obtained a new bank credit line of $10.0 million to replace the credit line in place at April 2, 2000. The new line bears interest at the rate of prime (9.5% at June 14, 2000) plus 1%. The line will expire in June 2001 and is secured by receivables, inventory and other assets not otherwise collateralized. We expect that we will borrow up to the full amount available under the new line prior to the closing of this offering and apply a portion of the proceeds from this offering to repay that amount.

(2) We are required to make 48 equal monthly payments through December 2000.

(3) We are required to make equal semi-annual repayments from November 2000 through November 2002. Prepayments of principal will be applied in reverse order of maturity.

(4) We are required to make equal monthly principal payments over the 36 month term of this financing.

(5) We are required to make equal monthly principal payments over the 24 month term of this financing.

(6) We are required to make equal semi-annual principal payments beginning ten years from the date of the loan through May 2019.

(7) We are required to make equal semi-annual principal payments beginning five years from the date of the loan through May 2009.

    Our bank line of credit subjects us to financial and other covenants, including covenants related to our tangible net worth, our total liabilities to tangible net worth, our profitability and the ratio of our current assets to current liabilities. We have granted the lender a security interest in our receivables, inventory and other assets not otherwise collateralized. Our loans from German banks also subject us to covenants, including covenants relating to the progress of the development of our Dresden facility and the minimum number of our employees at Dresden by 2003. We have granted the German banks security interests in our Dresden facility and the assets located at the facility.

    The promissory note dated December 16, 1996 is payable to a leasing company. The borrowings are collateralized by certain production equipment and subject us to certain financial covenants. At April 2, 2000, we were not in compliance with certain of these financial covenants. We received a waiver from the leasing company for failure to comply with these covenants through the remaining term of the loan.

    The promissory note dated May 6, 1997 is payable to a bank and guaranteed by Teijin Limited, a stockholder and one of our suppliers. The Teijin guarantee is secured by PM 5 and our inventory to the extent necessary to cover 120% of the outstanding loan balance based on the net book value of the inventory. The guarantee subjects us to certain financial and other covenants, including covenants relating to our tangible net worth, our debt to tangible net worth, and the ratio of our cash, cash equivalents and short term investments to our total current liabilities. At April 2, 2000, we were not in compliance with the financial covenants relating to the ratio of our debt to equity and the ratio of our cash, cash equivalents and short term investments to current liabilities. Teijin delivered to us a waiver of these covenants at April 2, 2000 and through July 2, 2001.

    We have provided the lessor under our sales-leaseback financings a $0.5 million irrevocable standby letter of credit to collateralize our obligations under the sales-leaseback agreements. The letter of credit will not expire before January 1, 2002. In addition, $1.0 million of the amount received from the lessor is in an escrow account and will be released upon our meeting certain financial conditions.

CAPITAL EXPENDITURES

    Since 1998, we have used borrowings, German government grants and cash from operations to fund our capital expenditures. During 1999, we invested approximately $23.5 million in capital expenditures, including approximately $9.8 million of progress payments for our new manufacturing facility and first production machine (PM 8) in Dresden, approximately $7.5 million for two new production machines (PM 6 and PM 7) and leasehold improvements for our Tempe facility, and approximately $6.2 million for the upgrade of two production machines (PM 1 and PM 2) in Palo Alto. These investments were financed by $10.5 million of short and long term debt, $6.6 million in sales-leaseback financings, $4.9 million in German government grants, and $4.3 million of cash from operations. The German government grants subject us to a number of covenants, including covenants that the proceeds be earmarked towards financing our facility to manufacture film for the automotive glass industry in Dresden, Germany, the total investment in our Dresden facility be at least
$37.6 million, our project create at least 150 jobs, and the construction be completed by March 14, 2002. The German government may reclaim the grants if we fail to meet any of the covenants. For the quarter ended April 2, 2000, we invested approximately $3.5 million in capital expenditures, primarily to expand production capacity in our Tempe manufacturing facility and to open and equip our Dresden facility.

    We anticipate spending approximately $17.0 million for capital expenditures in 2000, approximately $12.0 million of which will consist of final progress payments on our two new production machines (PM 8 and PM 9) in Dresden and the completion of our Dresden facility. We expect to finance our capital expenditures in Germany primarily through the receipt of grants from the German government, additional bank loans and the release of $3.1 million of cash currently restricted by the German government to use in the financing the completion of our Dresden facility.

    We expect to spend up to $5.0 million in capital expenditures primarily on PM 7 and leasehold improvements at Tempe. We anticipate these expenditures will be financed with an increased line of credit, cash generated from operations and the proceeds of this offering.

    We expect our operating expenses to increase significantly, especially in sales, marketing, and research and development. Although we do not have sufficient credit facilities and government grants in place to cover all of our operating needs, we currently anticipate that our existing capital resources, borrowings, government grants and the proceeds from this offering will meet our operating and investing needs for at least 18 months. After that time, we cannot be certain that additional funding will be available on acceptable terms or at all. If we require additional capital resources to grow our business, execute our operating plans, or acquire complimentary technologies or businesses, we may seek to sell additional equity or debt securities or secure additional lines of credit, which may result in additional dilution to our stockholders.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

FINANCING RISK

    Our exposure to market rate risk for changes in interest rates relates primarily to our term loan, specifically our loan with Sanwa Bank, which is tied to the London Interbank Offered Rate, and our bank line of credit that is tied to an interest rate of the prime rate plus 1% per annum. Fluctuations in interest rates may adversely affect our expected interest expense. Interest rate fluctuations did not have a material impact on us in 1999.

INVESTMENT RISK

    We invest our excess cash in certificates of deposit and money market accounts and, by policy, limit the amount of money invested with any one institution. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

FOREIGN CURRENCY RISK

    International revenues amounted to approximately 77% of our total sales in 1999 and, by policy, we have limited foreign currency risk by requiring all sales to be denominated in U.S. dollars. However in the future, we may allow customers of our Dresden operation to make payments for local sales in euros. Our international business is subject to risks typical of an international business, including, but not limited to differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors. Foreign exchange rate fluctuations did not have a material impact on us in 1999. With respect to the local sale of products produced at our Dresden facility, we expect to incur foreign currency risks and to begin to hedge foreign currencies in response.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133").
SFAS 133 was effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes new standards of accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities. Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The company does not currently hold derivative instruments or engage in hedging activities.

    In December 1999, the Securities and Exchange Commission issued SAB
No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB No. 101 is effective for fiscal years beginning after December 15, 1999. We believe that the adoption of SAB No. 101 will not have a material impact on our financial position, results of operations or cash flow.

    In March 2000, the FASB issued FASB Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 with respect to (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation awards in a business combination.

    FIN 44 is effective July 1, 2000, but certain of its conclusions cover specific events that have occurred after either December 15, 1998, or January 12, 2000. We believe the impact of FIN 44 will not have a material effect on our financial position or results of operations.

                                    BUSINESS

    We are a leading developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass, and residential and commercial building glass markets. Using our core thin-film sputtering technology, we have developed a variety of products that reduce light reflection and improve image quality in electronic display products, and conserve energy and control sunlight in automotive and building glass products. Our products consist of anti-reflective films for computer and television screens, including flat panel and plasma displays, transparent conductive films for use in touch screen and liquid crystal displays, transparent insulation and solar-control films for automotive and building glass, and various other coatings.

INDUSTRY BACKGROUND

    Large area, single layer, thin-film coatings were developed in the early 1960s using vacuum evaporation, a less precise precursor to sputter coating. With the invention of the planar magnetron sputter source in the early 1970s, multi-layer coatings for large substrates became possible. Magnetron sputtering has been used in a large number of applications which high quality, uniform coatings need to be deposited on large surfaces or on many smaller surfaces simultaneously. Examples of sputter coating are the deposition of various metal and metal oxide layers on wafers in the semiconductor industry, coatings in the hard disk industry, and optical coatings on transparent surfaces in the electronic display, automotive glass, and residential and commercial building markets.

    Thin-film coatings are used in a wide variety of surface applications to control the transmission and reflection of light and electromagnetic emissions. Thin-film coatings can modify the transmission and reflection of both visible and non-visible light, such as infrared and ultra-violet light, to enhance the performance and characteristics of the surface.

THIN-FILM PROCESS TECHNOLOGIES

    The three most common methods for commercially producing thin-film coatings on glass and flexible substrates are:

    - WET COATING. The wet coating process generally involves depositing a thin layer of material onto glass by a spin coating technique. In the case of spin coating, which is sometimes used for computer display tubes, or CDTs, a small amount of liquid is placed at the center of a spinning CDT, forcing the liquid from the center towards the outside edge. Once a uniform thin-film layer is thus applied, the film is bake-dried at a moderate temperature. This technique is typically used for smaller sized displays where lower performance characteristics are acceptable. We are not aware of the commercially viable use of this process in connection with the manufacture of displays larger than 17 inches.

    - DIRECT COATING ONTO GLASS SUBSTRATES. Direct coating onto glass can be accomplished by sputtering and by pyrolytic means. Direct-to-glass sputtering is a mature, well-known process for applying thin-film coatings to glass. Products using this technology to retain heat within a structure are common in the building glass market. Pyrolytic coatings are formed directly on the glass as it is produced on a float line. The process uses the heat of the molten glass to make a single layer, metal oxide coating from a solution sprayed onto the glass. Because this technique produces only single layer coatings, the solar performance is limited. Glass with pyrolytic coatings is only used in residential and commercial buildings with less demanding thermal requirements. In addition, the display industry employs direct sputtering to coat the face plates of some CDTs.

    - SPUTTER COATING ONTO FLEXIBLE FILM SUBSTRATES. The sputter coating process, which is the process we primarily employ, deposits a thin layer of materials, generally metals and metal oxides, onto the surface of a flexible substrate. The substrate can then be either laminated in or applied to glass or suspended between panes of glass.

    The thin-film coating process begins with a clear base substrate which is typically glass or a flexible polyester film. When using a flexible film, a hard coat is applied to prevent undesired interactions between the materials to be deposited and the base substrate. Various materials are then deposited in very thin layers on the substrate. The process of building up the various layers results in a "stack." The stack consists of layers of materials that produce the desired optical and transmission effects. Once the stack is completed, a top coat is applied to protect the various layers from the outside environment. In some applications, primarily with flexible films, adhesive or protective layers may be applied to the back of the substrate.

[Picture to be inserted depicting the various materials which comprise a thin-film coated product.]

OUR MARKETS

    Primary markets for the thin-film coated substrates that we manufacture are the electronic display, the automotive glass, and the residential and commercial building glass markets. Advances in manufacturing processes coupled with improved thin-film deposition technologies in the electronic display and automotive markets are decreasing production costs, allowing thin-film coated substrates to more cost-effectively address these markets.

    ELECTRONIC DISPLAYS. Thin-film coated substrates sold in this market primarily reduce glare caused by reflection from glass surfaces, improve contrast and image quality, and reduce electromagnetic emission and build up of static charge on the computer display screen. Thin-film coated substrates are used in CRTs, liquid crystal and plasma displays, and in applications such as touch screens, wireless telephones and automated teller machines. The market for 17 inch and larger flat screen CRTs is anticipated to grow from 4 million units in 1999 to 32 million units in 2003, according to Stanford

Resources, Inc. Thin-film coated substrates in this market are generally sold to OEMs, which apply the film to flat screens.

    The use of thin-films in the electronic display market is increasing primarily due to:

    - growing consumer demand for displayed information, driven largely by the availability of information and entertainment on the internet, as well as strong growth in the sales of wireless and portable communication devices;

    - growing production of 17 inch and larger flat screens that are ideally suited to the application of our films; and

    - the introduction of new products incorporating thin-film technology, including active matrix liquid crystal and plasma display screens used in industrial and consumer products.

    We began commercial production for the electronic display market in 1996. We estimate that in 1999, our coated substrates were applied to approximately 33% of the 17 inch and larger flat screen CRT market, based on information from Stanford Resources, Inc. and our customers.

    AUTOMOTIVE GLASS. Thin-film coated substrates sold in this market reflect infrared heat and reduce ultra-violet light. These coatings allow carmakers to use more glass and increase energy efficiency by reducing the demand on a vehicle's air conditioning system, as well as reducing noise levels in vehicles by up to 50%. Thin-film coated substrates in this market are sold primarily to original equipment manufacturers for sale to European manufacturers of new cars for worldwide distribution. These substrates are also sold to original equipment manufacturers and independent manufacturers as part of a large aftermarket for retrofit and replacement automobile glass. In addition, thin-film coated substrates for application to the inside surface of a vehicle window are sold through resellers who install the film.

    We estimate the average car uses approximately 48 square feet of glass. Based on such estimate and Standard & Poor's DRI World Car Industry Report
(June 1999), we believe approximately 2.1 billion square feet of glass were installed in new cars in 1999. Approximately one half of the automotive glass market uses some form of solar control, a small portion of which currently uses our product. In addition, we believe the annual retro-fit market for replacement automobile glass is approximately the same size as the annual market for glass manufactured for new automobiles.

    The growth in the use of thin-films in the automotive glass market is being driven primarily by:

    - newly-developed thin-film technologies and production processes, which permit the production of less expensive products that are more attractive to automobile manufacturers;

    - growing demand for thin-film coated substrates in glass for the automobile glass retrofit market, which constitutes approximately one-half of the overall annual automotive glass market according to Standard & Poor's DRI World Car Industry Report (June 1999); and

    - rising gasoline prices combined with consumer demand for comfort, which have created a need for thin-film coatings to provide solar control, improve the efficiency of air conditioning and increase gas mileage.

    We began volume production for this market in 1996, and we estimate that in 1999, approximately 6% of the glass used for new luxury automobiles manufactured in Europe contained our product.

    RESIDENTIAL AND COMMERCIAL BUILDINGS. Thin-film coated substrates sold into this market are primarily used to control the transmission of heat through window glass, as well as to limit ultra-violet light damage. Glass is a particularly poor thermal barrier. The primary source of heat build-up and loss in buildings is through the glass windows.

    According to The Freedonia Group, the market for new and replacement glass sold for use in residential buildings is expected to increase from approximately
2.1 billion square feet in 1998 to approximately 2.7 billion square feet in 2008. According to the Freedonia Group, the market for new and replacement glass sold for use in commercial buildings is expected to increase from approximately 680 million square feet in 1998 to approximately 1.3 billion square feet in 2008.

    The use of thin-films in the commercial and residential building glass market is characterized by modest growth driven by:

    - increasing energy conservation concerns;

    - increasing amounts of new and replacement glass sold for use in residential buildings; and

    - increasing amounts of new and replacement glass sold for use in commercial buildings.

    Our original business, in which we began volume production in 1979, focused on this market. In 1999, we estimate that our products were used in less than 2% of the replacement glass used in residential and commercial buildings.

MARKET TRENDS

    The needs of our customers and end-users are driving the evolution of the thin-film coating industry. Manufacturers in the electronic display, automotive and building glass markets are increasingly interested in the uses of thin-film coated substrates as a way to lower investment in tooling and increase production yields.

    Significant trends in the electronic display market include:

    - GROWING DEMAND FOR FLAT SURFACE TUBES. Flat surface monitors and TVs, which offer wider viewing areas and improved viewing images, are becoming more popular. Thin-film coated substrates, which cannot be applied to CRTs with spherically curved surfaces, can be readily used to improve the performance of products with flat surfaces.

    - INCREASING DISPLAY SIZE. As the cost of larger display screens decrease, consumers can better afford and often prefer larger screens for improved viewing of higher resolution images. Larger display screens require the use of more film. Popular screen sizes are increasing from 15, to 17 and 19 inches. From 1999 to 2003, the compound annual growth rate for flat screen 17 inch and larger displays is forecast to be 73.9%, according to Stanford Resources, Inc.

    - COMMERCIALIZATION OF FLAT PANEL TECHNOLOGIES. The adoption of advanced display technologies such as liquid crystal and plasma displays, which require thin-film coated substrates.

    - PREFERENCE FOR HIGHER RESOLUTION DISPLAYS. An increasing portion of the electronic products industry is moving to higher resolution displays, which are enhanced by advanced thin-film technologies.

    - REDUCTION OF HARMFUL OR UNDESIRABLE EMISSIONS. Electronic product manufacturers are seeking ways to mitigate electromagnetic and infrared interference, driving the need for coatings that can reduce undesirable or potentially harmful radiation emissions by reflecting them back into the display without affecting functionality of the display.

    Significant trends in the automotive glass market include:

    - ADVANCED AUTOMOTIVE DESIGNS. New automotive glass designs, such as larger and more steeply sloped windows, have resulted in increased heat build-up and ultraviolet damage in automobiles, which can be reduced by thin-film coatings.

    - ENHANCED FUNCTIONALITY. Automobile manufacturers are looking for ways in which thin-film coatings can support new windshield features such as electrical defrost and antenna functions, including receipt of radio, GPS satellite signals and wireless communications. We believe automotive glass with these capabilities will be commercially available within three to five years.

    Trends in the residential and commercial building markets include:

    - ENHANCED EFFICIENCY. Demand for heating and cooling efficiency have driven the need for thin-film coatings that provide energy savings. These concerns include controlling solar radiation, improving the efficiency of air conditioning, and offering insulating properties that reduce heat loss in cold climates and heat gain in hot climates while reducing ultra-violet damage.

    - GROWTH OF REMODELING MARKET. Remodeling of existing structures has increased the use of more modern materials, including the use of glass that increases thermal and UV protection and provides insulation from noise.

STRATEGY

    Our strategy is to enhance our position as a leading developer, manufacturer and marketer of thin-film coatings on flexible substrates for the electronic display, automotive glass, and residential and commercial building glass markets. The following are key elements of our strategy:

EXPAND PRODUCTION CAPACITY TO MEET CURRENT DEMAND IN THE ELECTRONIC DISPLAY AND
  AUTOMOTIVE MARKETS

    We are expanding our electronic display production capacity in our Tempe manufacturing facility. The latest production machine (PM 6) began to commercially produce limited amounts of film in the first quarter of 2000. An additional machine (PM 7) is scheduled for delivery in the second quarter of 2000 and is expected to commence commercial production in the first half of 2001.

    In addition, we intend to expand our production capacity through the opening of our new manufacturing facility in Dresden. We expect the first production machine in Dresden (PM 8) will commence commercial production in the second half of 2000 and the second (PM 9) will commence commercial production by the first half of 2001. These production machines will primarily produce films for the European automotive market. We are currently evaluating the need for another production machine (PM 10) in Dresden.

CAPITALIZE ON EXPANDING FLAT SCREEN DISPLAY MARKET

    We will endeavor to maintain a leading position in the production of thin-film coated substrates for the flat screen display market, which we expect will grow substantially over the next five years. We intend to increase our share of this market by:

    - working closely with dominant players in the sector to successfully integrate our solutions into their products;

    - dedicating the financing necessary to meet expanding capacity demand;

    - continuing to explore technology-driven advantages; and

    - diligently pursuing cost reduction in material costs and manufacturing programs.

    We seek to acquire a leading share of the rapidly growing LCD market by establishing relationships with LCD manufacturers to provide thin-film coatings for more of their products. Further, we will devote resources towards the development of additional coatings and processes to address the broader LCD market. These include developing processes to apply our coatings to other materials used in LCDs, such as tetra acetate cellulose, or TAC.

INCREASE AUTOMOTIVE MARKET PENETRATION AND EXPAND CUSTOMER BASE

    Vehicles using our sputtered thin-film coated products include models by European automakers Audi, BMW, Mercedes, Volvo, Peugeot-Citroen and Renault. Our thin-film coated products are sold to these car makers through the two largest automotive glass laminators operating in Europe, Sekurit St. Gobain and Pilkington PLC. Our strategy is to use these relationships to increase the use of our thin-film coated products by customers of these two laminators in other geographic markets. In addition, we intend to target other major OEMs in the automotive glass industry in Japan, North America and South America to similarly integrate our products into their glass components. We believe this laminating process is easily transferable to most automotive glass lines.

DEVELOP NEW APPLICATIONS FOR THE AUTOMOTIVE GLASS MARKET

    We are using our thin-film expertise to develop new products for the automotive glass market. For example, we are working with Visteon Corporation, the largest supplier of automotive glass in the United States, to develop a heatable automobile windshield using our XIR film as the electrically conductive medium in the laminated windshield. When development work is complete, the new product will be capable of de-icing, defrosting and demisting the windshield, thus improving cold start visibility and reducing the need to scrape ice from the windshield. In addition, we are working with MegaWave Corporation to build a prototype antenna for automobile windshields using our XIR film technology. When completed, the new product would serve as an invisible windshield antenna that could be used to receive and transmit radio, GPS and wireless communications signals.

INTEGRATE NEW PRODUCTION TECHNOLOGY

    We are commercializing a deposition technique for our optical coatings called plasma enhanced chemical vapor deposition, or PECVD. This is commonly used in the semiconductor and disk drive industries for deposition of active, interconnected elements or magnetic materials in which high-quality, relatively thick coatings need to be deposited. The attractiveness of this technique is its very high deposition rate and the much lower material cost for the coatings, as compared to sputtering.

    A production machine (PM 7) based on this technology scheduled to be delivered in the second half of 2000 will be our first system that employs PECVD. This machine is scheduled to be assembled and tested this year, with commercial production expected to begin in the first half of 2001. In the initial phase, the system will be used for the deposition of the silicon dioxide layer in our electronic display products. Other coatings, both for the electronic display product line as well as the automotive and residential and commercial building product lines, may be produced by PECVD in the future.

TECHNOLOGY

    In a sputtering process, a solid target (which provides the coating material) and a substrate are placed in a vacuum chamber. By adding a small amount of process gas, typically argon, to the chamber and negatively charging the target, the process gas is ionized and a plasma discharge is formed. The positively charged gas ions strike the solid target with enough force to eject atoms from its surface. The ejected target atoms condense on the substrate and a thin-film coating is constructed atom by atom. By placing a magnet behind the target, the electrons in the ionized plasma are confined to a specific region on the target enhancing the creation of ionized gas atoms and increasing the efficiency of the target atom ejection process. By using different targets as the substrate moves through the vacuum chamber, we can create a multi-layered coating, or stack.

    If the process gas is inert, such as argon, the coating will have the same composition as the target material. As an example, many of our coatings have a layer of silver in the stack. However, by adding a reactive gas such as oxygen or nitrogen to the process, it is possible to create metal oxide or metal nitride coatings from a metal target. Our XIR coatings are multiple layered coatings consisting of alternating layers of silver and indium oxide.

    The advantages of our sputtering process include the high density of the formed coatings and the high degree of uniformity control that we can achieve.

    While predominantly relying on sputter coating technology, we are actively developing new technologies and processes such as PECVD. The PECVD technique uses a gas rather than a solid target as the base material for the coating. The gas in the deposition chamber is excited into a very reactive plasma, using the energy from a microwave source mounted onto the chamber. A chemical reaction involving the excitement of gas molecules at the surface of the substrate then creates the thin-film coating. In the past, this technique lacked the uniformity control necessary to make it useful for optical coatings, where uniformities of a few percent are required. New developments in this area have improved PECVD uniformity levels to the point that PECVD can now be explored for optical coatings. We plan to employ our new PECVD technology in our new production machine (PM 7) in Tempe. However, since this system embodies a completely new technology, we expect and have budgeted for, a much slower start-up of this system compared to our standard sputter coating systems.

    In addition to the vacuum-based deposition techniques described above, we have developed the ability to deposit wet chemistry based coatings under atmospheric conditions. In this technique, the active component of the thin-film is in a solution and is applied to the substrate by rotating cylinder. After applying the wet film, the substrate is heated, evaporating the solvent and leaving a thin-film of the active component behind. In Tempe, this technology is used to apply an anti-smudge coating on top of our sputtered anti-reflective films. The function of the anti-smudge coating is to make the final product more resistant to fingerprints and to make it easier to clean. Other coatings can be applied through this technique as well, and programs are in place to develop adhesive coatings and other coatings that enhance the mechanical durability of our products.

    We primarily rely upon trade secrets and know-how to develop and maintain our competitive position. We have 28 patents and 8 patent applications pending in the United States that cover materials, processes, products and production equipment. We also have patents and patent applications pending in other countries covering the same technology. Expiration dates for our various patents range from May 2001 to August 2018. We consider our proprietary technology, as well as its patent protection, to be a significant factor in our business. In addition, other companies and universities have obtained patents covering film configurations and processes. We have obtained licenses under some of these patents and may from time to time require licenses under additional patents.

PRODUCTS

    The following table describes the markets into which we sell our products, the applications of our products our product families, key features of our various products and representative customers.

                                 PRODUCT TABLE

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                FILM                             REPRESENTATIVE
       MARKET             APPLICATION         PRODUCTS         KEY FEATURES         CUSTOMERS
-------------------------------------------------------------------------------------------------
 ELECTRONIC DISPLAYS   Flat Screen        Anti-reflective    - Pigmented film   - Mitsubishi
                       Monitors and TVs   absorbing (ARA)    - 8X reduction in  Electric
                                                               light            - Samsung
                                                               reflection
                                                             - High picture
                                                               quality
-------------------------------------------------------------------------------------------------
                       Liquid Crystal     Anti-reflective    - Clear            - Sumitomo
                       Display (LCD)      clear (ARC)          anti-reflective    Chemicals
                       Screens                                 product
-------------------------------------------------------------------------------------------------
                       LCD reflector for  Silver reflecting  - 95% Reflecting   - Mitsui
                       lighting sources                      - Light-weight       Chemicals
                                                               mirror           - Marubeni
-------------------------------------------------------------------------------------------------
                       Plasma Display     Infrared           - Conductive       - Philips
                       Panels (PDP)       reflective (XIR    - Clear
                                          70)                  anti-reflective
                                          Anti-reflective      film
                                          clear (ARC)
-------------------------------------------------------------------------------------------------
  AUTOMOTIVE GLASS     Windscreens, side  Infrared           - Transmits 70%    - Sekurit St.
                       windows, and back  reflective           or 75% visible     Gobain
                       windows            (XIR 70 and          light            - Pilkington PLC
                                          XIR 75)            - Reflects 85% of  - American Glass
                                                               infrared heat      Products
                                                               energy
-------------------------------------------------------------------------------------------------
                       After-market       Solis/V-KOOL       - Transmits 70%    - GMX
                       installation                            or 75% visible
                                                               light
                                                             - Reflects 85% of
                                                               infrared heat
                                                               energy
-------------------------------------------------------------------------------------------------
     RESIDENTIAL       New and retrofit   Suspended Heat     - Cool in summer   - Kensington
         AND           residential and    Mirror             - Warm in winter   - Stanek
     COMMERCIAL        commercial                            - UV blocking      - Hurd
      BUILDING         windows and doors                     - Noise
                                                             reducing.........
-------------------------------------------------------------------------------------------------
                       Commercial         Laminated          - Infrared         - Glassform
                       buildings          (XIR70 HT)           reflecting       - ACI
                                                             - UV blocking      - Cricursa
                                                             - Cool in summer   - Cristacurva
                                                             - Noise reducing
-------------------------------------------------------------------------------------------------
                       After-market       Solis/V-KOOL       - Infrared         - GMX
                       installation                            reflecting
                                                             - UV blocking
                                                             - Cool in summer
                                                             - Noise reducing
-------------------------------------------------------------------------------------------------

ELECTRONIC DISPLAYS

    We believe our sputter coated substrates offer a number of advantages over alternative technologies available in the electronic display market. Our products offer the high optical quality necessary for higher resolution displays. Our substrates can be easily cut into different shapes and sizes, providing increased flexibility for our customers for use in connection with thinner displays in a variety of sizes. In addition, our products can effectively reduce undesirable or potentially harmful emissions without affecting the resolution of the display.

    ANTI-REFLECTIVE FILMS. Our anti-reflective films minimize reflection of visible light, and electromagnetic and infrared emissions, while allowing high picture quality. Our anti-reflective absorbing, or ARA, films are pigmented and used in flat screen monitors and televisions. Our anti-reflective clear, or ARC, films are clear and used in LCD screens.

    SILVER REFLECTING FILMS. Our light-weight silver reflecting film is a mirror-like product used as a reflector in large screen televisions and in LCD backlit screens.

    XIR 70/ARC. Our XIR 70/ARC product is a clear, conductive version of our ARA film primarily used in plasma display panels.

    TRANSPARENT CONDUCTORS. Our ALTAIR-M films are used in products such as touch panels, liquid crystal displays and electroluminescent displays where the circuit or conductive material must not obscure the screen. ALTAIR films are also used in electromagnetic interference shielding, infrared rejection and electrostatic discharge packaging applications.

AUTOMOTIVE GLASS PRODUCTS

    The sputter coating of substrates offers a more uniform coating than the wet coating process, providing better optical qualities as required by the automotive glass market. Direct-to-glass sputtering for automotive windshields is not well developed because of the need to bend the glass before it can be applied to an automobile. Coating flat glass and then bending it to match complex automobile designs is difficult due, in part, to the stress on the thin-film during the bending, heating and cooling process. Some direct-to-glass sputtering machines are designed to apply materials to glass already bent to the final shape of the windshield. To be economical, these machines must be used to sputter mass quantities of one design of windshield. Sputter coated substrates can also be applied to windshields with different curvatures and incorporated into any in-line windshield production process.

    INFRARED REFLECTIVE FILMS. Our XIR coated solar-control film is a transparent, sputter-coated, polyester film used in laminated glass for automobiles. The film has a patented, transparent solar-control coating on one side and a proprietary adhesion-promotion layer on the other.

    APPLIED SOLAR-CONTROL FILMS. Our Solis/V-KOOL solar-control films for aftermarket installation for automotive glass utilizes our XIR technology. The product is applied to existing windows and has a protective hard coat over the patented, transparent solar-control coating on one side and the adhesion layer on the other.

RESIDENTIAL AND COMMERCIAL BUILDING PRODUCTS

    Windows containing our Heat Mirror product have two to five times the insulating capacity of conventional double-pane windows. They also provide high levels of solar shading while transmitting a high percentage of visible light. In addition, our products also offer ultraviolet protection and reduce noise and condensation build-up. Residential and commercial glass manufacturers are looking for ways to improve insulation without adding numerous panes of glass that are impractical to lift and can not be supported by a structure's frame. This drives the need for thin-film inside the glass that is a high performance insulator at a fraction of the weight of the glass.

    SUSPENDED HEAT MIRROR FILMS. Our Heat Mirror films provide a variety of shading and insulating properties as well as ultraviolet damage protection. Windows are the primary areas of heat loss in winter and a major source of heat gain in summer. Heat Mirror films, which are sold in rolls to window manufacturers, are suspended in the airspace between sealed double-pane residential and commercial windows. We have developed and patented this film-mounting technology, which we license to window fabricators. We currently offer a variety of different Heat Mirror films for residential and commercial building applications.

    LAMINATED FILMS. Our thin-film coated flexible substrates are laminated between panes of glass and perform similarly to our XIR solar control films for automobiles. This film is currently sold primarily to fabricators of laminated window glass for large commercial building applications such as airports, office buildings, and museums.

    APPLIED SOLAR-CONTROL FILMS. Our XIR coating for building applications is Solis/V-Kool solar-control films for the building glass aftermarket. This product is applied to existing windows and has a protective hard coat over the patented, transparent solar-control coating on one side and an adhesion layer on the other.

SALES AND MARKETING

    We sell our electronic display and automobile products primarily to OEMs in North America, Europe, the Middle East and Asia, principally through our own direct sales force and sales representatives. Mitsui Chemicals and Marubeni Corporation are our distributors for Heat Mirror and certain of our electronic products in Japan. Mitsui also has exclusive manufacturing rights for certain of our electronic products in Japan using our proprietary sputtering technology. Samsung Corning is our sales representative in South Korea and China.

    We supply our Heat Mirror building products to approximately 60 insulated glass and window fabricators and distributors worldwide. Our proprietary mounting technology is licensed to our customers, who must acquire or build specialized mounting equipment for the manufacture of Heat Mirror-equipped windows. Our field services organization trains customers in the manufacture of Heat Mirror-equipped windows. In North America, we also promote our Heat Mirror product line through approximately 30 regionally based building glass sales representatives. We plan to open a Japanese sales office within the next
12 months.

    We have manufacturing and distribution agreements with GMX Associates
Pte. Ltd. which grants GMX an exclusive world-wide license to distribute our after-market applied film for the automotive and the residential and commercial glass markets. Our agreement, which is scheduled to expire in 2007, requires GMX to operate a minimum number of retail stores and to purchase an increasing annual amount of our products.

    International revenues amounted to approximately 65%, 68%, 77% and 84% of our net revenues during 1997, 1998, 1999 and the three months ended April 2, 2000, respectively. The principal foreign markets for our products in 1999 were Japan ($13.3 million), France ($9.7 million), German ($6.7 million) and South Korea ($3.7 million).

CUSTOMERS

    Our customers include many of the world's leading OEMs in the electronic display and automotive glass markets. We primarily use resellers and a single distributor, GMX, for our automotive, and residential and commercial building aftermarket products.

    Our customers in the electronic display market include Mitsubishi Electric Corporation, Samsung Devices Company and Marubeni Corporation. Our customers in the automotive glass market include Sekurit St. Gobain and Pilkington PLC, which sell automobile glass to automobile manufacturers including Mercedes-Benz, Renault, Audi, BMW, Volvo, Volkswagen and the PSA Group. Our customers in the residential and commercial building glass market include approximately 35 fabricators of insulated glass units and laminated glass for commercial applications.

    A small number of customers have accounted for a substantial portion of our revenues. Our ten largest customers accounted for 64.2%, 74.2%, 69.2% and 79.5% of our net product sales in 1997, 1998, 1999 and the first quarter of 2000, respectively. In 1999, three customers, Sekurit St. Gobain, Pilkington and MELCO, each accounted for more than 10% of our net revenues. The timing and amount of sales to these customers depends on sales levels and shipping schedules for the OEM products into which our products are incorporated. We have no control over the shipping dates or volume of products shipped by our OEM customers, and we cannot be certain that they will continue to ship products that incorporate our products at current levels or at all. In addition, we rely on our OEM customers to timely inform us of opportunities to develop new products that serve end-user demands.

RESEARCH AND DEVELOPMENT

    Our research and development activities are focused upon the development of new proprietary products, thin-film materials science, and deposition process optimization and automation. Our research and development expenditures totaled $3.1 million, $3.9 million, $5.2 million and $1.5 million, or 6.1%, 7.8%, 8.5% and 9.4% of total net revenues, during 1997, 1998, 1999 and the first quarter of 2000, respectively.

    Historically, our research and development efforts have been driven by customer requests for the development of new applications for thin-film coated substrates. To meet the future needs of our customers, we continually seek to improve the quality and functionality of our current products and enhance our core technology. For example, we are working with Visteon Corporation to develop a heatable automobile windshield using our XIR film capable of de-icing, defrosting and demisting the windshield, thus improving cold start visibility and reducing the need to scrape ice from the windshield. In addition, we are working with MegaWave Corporation to build a prototype antenna for integration into an automobile windshield which would be capable of receiving and transmitting radio, GPS and wireless telephone signals. We have recently invested time and resources in creating a structured process for undertaking all product development projects, from the research through a process scale-up and into a production phase.

    We also maintain a dedicated group in our engineering department, responsible for designing new production equipment and upgrading existing systems. Although our production systems are built by outside vendors, we work closely with our vendors on the detailed implementation of the production machine designs. Our experience with designing production systems is critical for the proper construction of these machines. Once a new machine is installed and accepted from our vendor, our Process Development Group is responsible for starting up the process and transitioning the system into commercial production.

MANUFACTURING

    The table below provides information about our current and proposed production machines and the class of products that each is currently tooled to produce.

                            OUR PRODUCTION MACHINES

                                                                                                      ESTIMATED
                                                                                           YEAR         ANNUAL
                                                                                        COMMERCIAL     CAPACITY
                         MACHINE                                                        PRODUCTION   (MILLIONS OF
       STATUS            NUMBER     LOCATION    PRIMARY MARKETS FOR CURRENT PRODUCTION  INITIATED      SQ. FT.)
---------------------   ---------   ---------   --------------------------------------  ----------   ------------
EXISTING                PM 1        Palo Alto   Electronic display                         1980           4.5
                        PM 2        Palo Alto   Residential and commercial building        1982          12.0
                        PM 3(1)
                        PM 4A       Palo Alto   Automotive and building                    1991          14.0
                        PM 4B       Palo Alto   Automotive and building                    1991          14.0
                        PM 5        Tempe       Electronic display                         1997           6.5
                        PM 6        Tempe       Automotive and building                    2000           7.5

ON ORDER                PM 7(2)     Tempe       Electronic display                         2000           3.0
                        PM 8        Dresden     Automotive                                 2000          16.0
                        PM 9        Dresden     Automotive                                 2001          16.0

FUTURE                  PM 10(3)    Dresden     Automotive                                 2001          16.0

------------

(1)  We sold PM 3 to an unrelated party in 1995.

(2)  PECVD-based production machine.

(3)  We may order, but have not yet committed to buy, this machine.

    We also have two small-scale sputtering machines in Palo Alto which are used for pre-production qualification and limited production, when they are not used for their primary research and development function. In Tempe, we also employ a wet coating and laminating machine, which is used to apply various topcoats and adhesives, and for lamination of liner films.

    We recently received ISO 9001 certification of our Palo Alto facilities. We have begun the ISO 9001 certification process for our Tempe facility.

ENVIRONMENTAL MATTERS

    We use hazardous materials in our research and manufacturing operations and have air and water emissions that require controls. As a result, we are subject to stringent federal, state and local regulations governing the storage, use and disposal of wastes. We have implemented a program to monitor our past and present compliance with environmental laws and regulations. Although we believe we are currently in material compliance with such laws and regulations, current or future laws and regulations may require us to make expenditures for compliance with chemical exposure, waste treatment or disposal regulations.

SOURCES OF SUPPLY

    We manufacture our products using materials procured from third-party suppliers. We obtain certain of these materials from limited sources. For example, the substrates we use in the manufacture of the Heat Mirror product is only currently available from one qualified source, Teijin, holder of approximately 10.6% of our common stock. The substrates used in the manufacture of our anti-reflective film are currently available from only two qualified sources, Teijin and Di Nippon

Printing. In each case, alternative sources of supply are being pursued; however, it takes approximately 12 to 18 months for us to qualify a new supplier and we may not be able to successfully develop alternative sources of supply.

    Furthermore, our production machines are large, complex and difficult to design and assemble. It can take up to a year from the time we order a machine until it is delivered. Following delivery, it can take us, with the assistance of the manufacturer, up to six additional months to test and prepare the machine for commercial production. There are a limited number of companies that are capable of manufacturing these machines to our specifications. Our inability in the future to have new production machines manufactured and prepared for commercial production in a timely manner would have a material adverse effect on our business.

BACKLOG

    As of December 31, 1999 and June 15, 2000, we had a backlog of orders able to be shipped over the next 12 months of approximately $27.0 million and $24.4 million, respectively. None of these orders currently outstanding are firm orders and all are subject to cancellation. For these reasons, these orders may not be indicative of our future revenues.

COMPETITION

    The thin-film coatings industry and the markets in which our customers compete experience rapid technological change, especially in the electronic display market. Adoption by our competitors of new equipment or process technologies could adversely affect us.

    We have a number of present and potential competitors, many of which have greater financial resources and greater selling, marketing and technical resources than we possess. Other U.S. companies serving some of our markets include Material Sciences Corporation and CP Films, a business unit of Solutia, Inc. One of the largest U.K. polymer film companies, Courtaulds PLC, entered the automotive and commercial building product aftermarket in the mid-1980's by acquiring a U.S. thin-film manufacturers. Many of our current and expected future customers of our XIR automotive film product, including Sekurit St. Gobain, Pilkington PLC, PPG Industries, are capable of producing sputtered coatings on glass that could compete with our sputter coatings on flexible substrates.

    We believe competition for our residential and commercial building products comes primarily from other types of films, various chemical coatings and solar control coatings deposited directly on glass, as well as heat absorbing glass. We believe we compete principally on the basis of:

    - a tested process of creating superior sputtered thin-film coatings for products in several markets;

    - our ability to easily cut our products, providing our customers with inventory versatility and higher production yields;

    - our expertise in substrates and coating materials;

    - our access to specialized design and manufacturing technology expertise, giving us the ability to customize our products to meet customer specifications; and

    - our ability to make continuous process and system improvements resulting in cost savings, better yields, and more efficient production.

EMPLOYEES

    As of May 1, 2000, we had 340 full-time employees, of whom 52 were engaged in engineering, 231 in manufacturing, and 57 in selling, general management, finance and administration. We are highly dependent upon the continuing services of certain technical and management personnel. None of our employees is represented by a labor union. We consider our employee relations to be good.

PROPERTIES

    Our administrative, marketing, engineering and manufacturing facilities are located in six buildings totaling approximately 119,000 square feet in Palo Alto, California, and one building of approximately 55,000 square feet in Tempe, Arizona. The buildings in Palo Alto are occupied under leases that expire from 2002 to 2005, with options to extend some of these leases for terms expiring through 2009. The lease for the building in Tempe expires in 2007, with options to extend through 2017. We took possession of our new 60,000 square foot building in Dresden in May 2000.

LEGAL PROCEEDINGS

    We have been named a defendant in a lawsuit filed on April 5, 1996 by Four Seasons in the United States District Court for the Eastern District of New York. The lawsuit alleges certain unfair competition, tort and contractual violations by us and seeks relief in an aggregate amount in excess of $32 million.

    We have also been named a defendant in a lawsuit filed on March 9, 1998 by Richard McKernan in the Superior Court in the State of California, County of Santa Clara. The lawsuit alleges certain strict product liability, fraudulent concealment, negligence and unfair business practice violations by our company. A third amended complaint was filed on December 7, 1999, limiting the negligence claim to California class members.

    In addition, we are involved in certain other legal actions arising in the ordinary course of business. We believe, however, that none of these actions, either individually or in the aggregate, will have a material adverse effect on our business or our consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

    The names, ages and positions of our current directors, executive officers and key employees are as follows:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
Thomas G. Hood............................     45      President, Chief Executive Officer and
                                                       Director
Bill R. Finley............................     60      Vice President, Chief Financial Officer
                                                       and Secretary
Eric Buonassisi...........................     53      Senior Vice President, Marketing and Sales
Sicco W.T. Westra.........................     49      Senior Vice President, Engineering and
                                                       Product Development
Catherine B. Poliak.......................     42      Vice President, Human Resources
Vahid Ghassemian..........................     43      Senior Vice President, Operations
Bruce J. Alexander(2).....................     55      Director
Tadahiro Murakami.........................     58      Director
Joseph B. Reagan(1)(2)....................     65      Director
Robert C. Stempel(1)......................     67      Director
Walter C. Sedgwick(1)(2)..................     53      Director

---------
(1) Member of the audit committee.
(2) Member of the human resources committee.

EXECUTIVE OFFICERS AND DIRECTORS

    THOMAS G. HOOD has served as Southwall's President and Chief Executive Officer since July 1998 and as a member of the Board of Directors of Southwall since March 1998. From March 1998 until July 1998, he served as Interim President and Chief Executive Officer. From July 1996 to March 1998, he served as Senior Vice President, General Manager, Energy Products Division. From January 1995 to July 1996, he was Vice President General Manager, International Operations, and from October 1991 to January 1995, he was Vice President, Marketing and Sales.

    BILL R. FINLEY has been Vice President, Chief Financial Officer and Secretary of Southwall, since June 1998. Prior to that, from January 1997 until June 1998, he served as Vice President and Chief Financial Officer of Micronics Computers, Inc. From November 1994 until January 1997, he served as Vice President, Chief Financial Officer and Secretary of Vanguard Automation, Inc.

    ERIC BUONASSISI has been Senior Vice President, Marketing and Sales, since January 2000. From March 1997 until January 2000, he was a partner at the Magellan Consulting Group defining growth strategies and securing financing for small cap emerging growth companies. From July 1996 to March 1997, he served as President of the Proteus Consulting Group. From August 1994 to December 1996, he was Chief Operating Officer for Visucom Systems, Inc. From June 1968 to
May 1988, he held several management positions with DuPont Company's Automotive Products Group in manufacturing, sales, and marketing.

    SICCO W. T. WESTRA has been a Senior Vice President, Engineering and Product Development, since August 1998. Prior to that, from February 1998 until
August 1998, he served as the Director of Global Production Management for Applied Materials, Inc. From March 1994 to August 1998, he served as a Manager of Business Development for BOC Coating Technology, Inc.

    CATHERINE B. POLIAK has been Vice President, Human Resources, since January 1994.

    VAHID GHASSEMIAN has been Senior Vice President, Operations, since
May 1999. From January 1999 until May 1999, he served as the President of NexGen Storage. From January 1998 until December 1998, he served as the Senior Vice President of Operations for Kobe Precision, Inc. From 1991 until January 1998 he served as the Executive Vice President and Chief Operating Officer of Akashic Memories.

    MR. ALEXANDER has served as a member of the Board of Directors of Southwall since May 1981. In April 1999, he joined Needham & Co., Inc., an investment bank, as its Managing Director. From June 1997 until April 1999, he served as President and Chief Executive Officer for Black & Company, an investment bank. From May 1994 to June 1997, he was with Needham & Co., Inc., serving as a Managing Director. From January 1992 to May 1994, he was a General Partner with Materia Ventures, L.P., a venture capital firm investing in advanced materials companies. From March 1987 to July 1991, he was President and Chief Executive Officer of Southwall. From February 1982 to March 1987, he held various offices with Southwall, including Executive Vice President, Vice Chairman of the Board, Chairman and acting Chief Executive Officer, and Chief Financial Officer.

    MR. STEMPEL has served as a member of the Board of Directors of Southwall since May 2000. He presently is Chairman of Energy Conversion Devices, Inc.
(ECD), an energy and information company headquartered in Troy, Michigan.
Mr. Stempel retired as Chairman and Chief Executive Officer from General Motors Corporation in November 1992. He was named Chairman and CEO in August 1990. Prior to serving as Chairman, he had been President and Chief Operating Officer of General Motors since September 1987.

    MR. MURAKAMI has served as a member of the Board of Directors of Southwall since May 2000. He presently is President of Teijin-Bayer Polytec Ltd., a subsidiary of Teijin Limited. He served, from February 1997 until April 1999, as Director of the Plastics Division for Teijin DuPont Films S.A., a subsidiary of Teijin Limited, and was the General Manager of the Sales Department for Teijin DuPont Films S.A from December 1994 until February 1997.

    DR. REAGAN has served as a member of the Board of Directors of Southwall since June 1993, and previously served as a director from October 1987 through May 1992. Dr. Reagan is a technology and senior management consultant to industry and to the United States Government. He retired in 1996 after 37 years with the Lockheed Martin Corporation where he was a corporate officer and Corporate Vice President and General Manager of the Research and Development Division of the Missiles and Space Company.

    MR. SEDGWICK has served as a member of the Board of Directors of Southwall since January 1979. Mr. Sedgwick has worked as a private investor for the past seven years.

BOARD OF DIRECTORS

    Our board of directors is currently comprised of six directors. Teijin Limited has the right to nominate a director each year in connection with its guarantee of a $10.0 million loan to us. Our board of directors currently has two standing committees, the audit committee and the human resources committee. The members of the human resources committee are Messrs. Alexander, Reagan and Sedgwick. The human resources committee is authorized to make and review periodically recommendations regarding employee compensation and to perform other duties regarding compensation for employees as the board of directors may delegate to the committee. The human resources committee is also authorized to administer our stock option plans.

    The members of the audit committee are Messrs. Stempel, Reagan and Sedgwick. The audit committee is responsible for reviewing the results and scope of audits and other services provided by our independent public accountants and reviewing our system of internal accounting and financial controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

DIRECTOR COMPENSATION

    During 1999, we paid and currently pay each of our non-employee directors (other than the Chairman of the Board) an annual fee of $6,000 for their services as a director of Southwall. Per an agreement on July 16, 1999, the directors' fees were payable in shares of our common stock for all meetings subsequent to July 1, 1999. In addition, each non-employee member of the board, except the Chairman, receives $800 plus expenses for each board meeting attended. Non-employee directors who serve on committees of the board also receive $500 for each committee meeting attended. Committee chairmen receive $750 for each committee meeting attended. We pay an annual fee of $24,000 to the Chairman of the Board.

    Per an agreement on April 6, 2000, we will increase the annual fee paid each of our non-employee directors (other than the Chairman of the Board) to $8,000 and $30,000 for the Chairman paid in shares of our common stock. The non-employee members of the board (except the Chairman) will receive $1,000 plus expenses for each board meeting attended but there will be no change to the amounts paid for attendance at committee meetings.

    Directors may also receive options under our 1997 stock incentive plan. During 1999, the non-employee board members received options to purchase the following number of shares: Mr. Alexander--5,696 shares at an exercise price of $4.31 per share; Mr. Nakamori--5,696 shares at an exercise price of $4.31 per share; Dr. Reagan--5,696 shares at an exercise price of $4.31 per share;
Mr. Sedgwick--5,696 shares at an exercise price of $4.31 per share; and Mr. Smart--7,783 shares at an exercise price of $4.31 per share and 32,000 shares at an exercise price of $4.50 per share. For option grants made to Mr. Hood, please see "Executive Compensation--Option Grants in Last Fiscal Year" below.

    No other compensation is paid to our directors in respect of their services as directors.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Neither Dr. Reagan nor Mr. Sedgwick has at any time since our formation been an officer or employee of Southwall. From February 1982 to March 1987, Mr. Alexander held various positions with us, including Executive Vice President, Vice Chairman of the Board, Chairman and acting Chief Executive Officer, and Chief Financial Officer. None of our executive officers currently serves, or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the total compensation paid or accrued for services rendered in 1999, 1998 and 1997 by our chief executive officer and each of our four other most highly compensated executive officers. These individuals are referred to as the named executive officers in this prospectus:

                                                                                      LONG-TERM COMPENSATION
                                                       ANNUAL COMPENSATION                    AWARDS
                                                 -------------------------------   -----------------------------
                                                                                   SECURITIES
                                                                                   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR     SALARY(1)   BONUS(1)   OPTIONS (#)   COMPENSATION(2)
---------------------------                      --------   ---------   --------   -----------   ---------------
Thomas G. Hood(3)..............................    1999     $257,288    $    --       26,666          $1,000
  President and Chief Executive                    1998      198,365     32,924      125,000           1,000
  Officer                                          1997      167,379     33,548       30,000           1,000

Sicco W.T. Westra(4)...........................    1999      177,817         --       12,000           1,000
  Senior Vice President, Engineering               1998      162,672      1,324       50,000           1,000
  and Product Development

Catherine B. Poliak............................    1999      137,908         --       12,000           1,000
  Vice President, Human Resources                  1998      119,418      9,324       10,000           1,000
                                                   1997      113,739     31,223       10,000           1,000

Vahid Ghassemian(5)............................    1999      125,513         --       50,000           1,000
  Senior Vice President, Operations

Bill R. Finley(6)..............................    1999      190,446         --       12,000           1,000
  Vice President and Chief Financial               1998      181,158      5,696       50,000           1,000
  Officer

------------

(1) The amounts listed under salary and bonus include amounts deferred pursuant to our 401(k) Plan.

(2) The amounts listed under "All Other Compensation" for 1999 consist of our matching contributions under our 401(k) Plan.

(3) Mr. Hood was promoted to the position of President and Chief Executive Officer in July 1998. Previously he was Senior Vice President, General Manager, Energy Products Division.

(4) Mr. Westra joined us in August 1998 as the Senior Vice President, Engineering and Product Development.

(5) Mr. Ghassemian joined us in May 1999 as Senior Vice President, Operations.

(6) Mr. Finley joined us in June 1998 as the Vice President and Chief Financial Officer.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows information concerning each stock option granted to the named executive officers during our fiscal year ended December 31, 1999.

                                                                                            POTENTIAL REALIZABLE
                                                      PERCENT OF                              VALUES AT ASSUMED
                                         NUMBER OF      TOTAL                               ANNUAL RATE OF STOCK
                                           SHARES      OPTIONS                               PRICE APPRECIATION
                                         UNDERLYING   GRANTED TO   EXERCISE                  FOR OPTION TERM(3)
                                          OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ---------------------
NAME                                     GRANTED(1)    IN 1999     SHARE(2)       DATE         5%          10%
----                                     ----------   ----------   ---------   ----------   ---------   ---------
Thomas G. Hood.........................    26,666         4.2%       $2.75       4/22/09     $46,118    $116,872
Sicco W.T. Westra......................    12,000         1.9         3.19       4/15/09      24,055      60,961
Catherine B. Poliak....................    12,000         1.9         3.19       4/15/09      24,055      60,961
Vahid Ghassemian.......................    50,000         7.8         3.06       5/24/09      96,299     244,042
Bill R. Finley.........................    12,000         1.9         3.19       4/15/09      24,055      60,961

---------
(1) Option grants were made under our 1997 stock incentive plan. The options vest in four equal annual installments, beginning one year after the grant date. In the event of certain corporate transactions such as an acquisition or sale of our assets, the outstanding options of our named executive officers will become immediately exercisable for fully vested shares of common stock, unless the options are assumed or substituted with a comparable option by the acquiring company or its parent. In any event, the human resources committee has the discretion to accelerate the vesting of outstanding options upon certain corporate transactions or involuntary terminations following a corporate transaction.

(2) All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant. The exercise price may be paid in cash or cash equivalents, in shares of the common stock valued at fair market value on the exercise date or in a same-day sale program with the assistance of a designated brokerage firm.

(3) The potential realizable value at assumed 5% and 10% annual rates of compounded stock price appreciation in the table above are required by rules of the Securities and Exchange Commission and are based on the fair market value or deemed fair market value of the common stock used by us for accounting purposes, as applicable, and do not represent our estimates or projections of our future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information concerning option exercises and unexercised stock options for our fiscal year ended December 31, 1999 with respect to each named executive officer. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of these options and the fair market value of our common stock at the end of 1999 ($4.63 per share). The value realized has been calculated by determining the difference between exercise price per share paid upon exercise of the options and the fair market value of the shares on the date of exercise of the options.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                  UNDERLYING UNEXERCISED        IN THE MONEY OPTIONS AT
                             ACQUIRED               OPTIONS AT FISCAL YEAR END          FISCAL YEAR END
                                ON        VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ---------   --------   -----------   -------------   -----------   -------------
Thomas G. Hood.............   10,125     $21,516       68,100        166,866        $24,375        $49,999
Sicco W.T. Westra..........       --          --       12,500         49,500          1,563         21,938
Catherine B. Poliak........    1,650       3,506       55,400         26,750         59,569         17,250
Vahid Ghassemian...........       --          --           --         50,000             --         78,125
Bill R. Finley.............       --          --       12,500         49,500             --         17,250

1997 STOCK INCENTIVE PLAN AND 1998 STOCK OPTION PLAN FOR EMPLOYEES AND
CONSULTANTS

    Effective May 21, 1997, we adopted the 1997 stock incentive plan and authorized an aggregate of 400,000 shares of our common stock to be reserved for issuance under the plan. The share reserve automatically increases at the beginning of each year by 250,000 shares. As of June 1, 2000, there were outstanding options to purchase a total of 1,068,780 shares of common stock under this plan. The 1997 stock incentive plan is administered by the board of directors. The board of directors has the authority to construe and interpret this plan and any agreement made under the plan, grant awards and make all other determinations necessary or advisable for administration of this plan.

    In August 1998, we adopted the 1998 stock option plan for employees and consultants and authorized an aggregate of 250,000 shares of our common stock to be reserved for issuance under the plan. The share reserve automatically increases at the beginning of each year by 150,000 shares. As of June 1, 2000, there were outstanding options to purchase a total of 376,459 shares of common stock under this plan. The 1998 stock option plan is administered by the human resources committee. The human resources committee has the authority to construe and interpret this plan and any agreement made under the plan, grant awards and make all other determinations necessary or advisable for the administration of this plan.

1997 EMPLOYEE STOCK PURCHASE PLAN

    In March 1997, the 1997 employee stock purchase plan was adopted by our board of directors and stockholders. 100,000 shares of common stock were reserved for issuance under this plan. The board of directors and stockholders approved the issuance of an additional 75,000 shares on May 25, 2000.

                           RELATED PARTY TRANSACTIONS

TEIJIN

    On April 9, 1997, we signed a comprehensive set of collaborative agreements with a major supplier of our raw materials, Teijin Limited. The agreements provided for, among other things, the purchase by Teijin of 667,000 shares of our common stock at a price of $7.50 per share; a guarantee by Teijin of a $10.0 million loan to us; and an agreement to collaborate to achieve closer marketing and product development ties between the two companies. We pay a loan guarantee fee to Teijin at the rate of 0.5625% per year on the outstanding balance of the loan guaranteed by Teijin. We paid a loan guarantee fee of $57,500 to Teijin during 1999. Teijin also received warrants to purchase an additional 158,000 shares of our common stock at $9.00 per share, which expired in May 2000. We intend to repay $5.0 million of the loan guaranteed by Teijin with the proceeds of this offering. See "Use of Proceeds."

    Pursuant to these agreements, Teijin has nominated a representative to our board of directors since 1997. Mr. Hideo Nakamori, President and CEO of Metton America, Inc., a subsidiary of Teijin, was appointed to our board of directors in May 1999 and served as a member of the board until May 2000. Mr. Tadahiro Murakami, President of Teijin-Bayer Polytec Ltd., a subsidiary of Teijin, was appointed to our board of directors in May 2000. Also, subsequent to the agreements, Teijin has become a customer for certain of our products, and we have acquired a license from Teijin for rights to manufacture and sell under certain patents owned by Teijin in Japan. During 1999, we paid Teijin $100,000 for license fees and approximately $10.7 million for purchases of raw material substrates.

TRANSACTIONS INVOLVING DIRECTORS

    In April, 1997, we entered into a development and technology agreement with Energy Conversion Devices, Inc., or ECD. The agreement provides that we will jointly pursue the commercialization of the process of sputter coating on flexible substrates with ECD. We paid ECD $40,000 under the agreement for development activities in 1998 and nothing in 1999 or the first quarter of 2000. The agreement further provides that we will pay ECD a royalty in an amount which is based upon the volume of product produced through the PECVD process. To date, the process has not been commercialized and we have not paid ECD any royalties under the agreement. In February 1999, we contracted with ECD to retrofit a production machine (PM 7) to incorporate the PECVD process. This machine will be shipped to Tempe in the second half of 2000. We paid ECD approximately $930,250 in 1999 in connection with its conversion of PM 7 to the use of PECVD technology. Robert C. Stempel, a director of our Company since May 2000, is the Chairman of ECD.

    Bruce J. Alexander, one of our directors, is a managing director of Needham & Company, Inc. the managing underwriter for this offering. In his capacity as a managing director of Needham & Company, Inc., Mr. Alexander may be deemed to benefit indirectly from the underwriting commission to be paid by us to the underwriters in connection with in this offering.

LOANS TO OFFICERS AND DIRECTORS

    During 1999, we lent certain amounts to Bruce J. Alexander ($39,375), Thomas
G. Hood ($25,313), and Catherine B. Poliak ($4,125) to permit them to exercise Southwall stock options held by each of them. In each case the indebtedness is represented by a note payable to us due one year after the loan bearing interest at the rate of 7.0% per annum. Interest is payable at the time the loan is due. Loans may be extended for one year terms if approved by the board of directors. In addition, Messrs. Alexander and Hood were indebted to us during 1999 for additional amounts lent to them prior to 1999 to permit them to exercise options. Such indebtedness is also represented by notes payable to us which have been extended to December 31, 2000 bearing interest at the rate of 7.0% per annum. The largest amount of indebtedness outstanding under such notes at any time during 1999 was $381,164 in the case of Mr. Alexander, $73,050 in the case of Mr. Hood and $22,136 in the case of

Ms. Poliak. As of April 17, 2000, the amount of indebtedness under such notes was $0 in the case of Mr. Alexander, $73,050 in the case of Mr. Hood and $11,836 in the case of Ms. Poliak.

    We believe that all transactions described above were made on terms no less favorable to us than would have obtained from unaffiliated third parties. All future transactions, if any, with our executive officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties and will be approved by a majority of the board of directors and by a majority of the disinterested members of the board of directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth material information regarding beneficial ownership of our common stock as of April 17, 2000 and as adjusted to reflect the sale of the shares of common stock offered hereby, by:

    - each person who we know to beneficially own more than 5% of our common stock;

    - each of our named executive officers;

    - each of our directors; and

    - all executive officers and directors as a group.

    Except as noted below, the address of each person listed on the table is c/o Southwall Technologies Inc., 1029 Corporation Way, Palo Alto, California, 94303, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

                                                    COMMON STOCK                          COMMON STOCK
                                                 BENEFICIALLY OWNED                    BENEFICIALLY OWNED
                                                    PRIOR TO THE                            AFTER THE
                                                     OFFERING(1)         NUMBER OF         OFFERING(1)
                                                 -------------------      SHARES       -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER    PERCENT    BEING OFFERED    NUMBER    PERCENT
------------------------------------             --------   --------   -------------   --------   --------
Teijin Limited.................................  825,000      10.6
  67, Minamihonmachi, 1-chome
  Chuoku, Osaka 541, Japan

Advisory Clients of............................  468,200       6.2
  Dimensional Fund Advisors, Inc.
  1299 Ocean Avenue, 11(th) Floor
  Santa Monica, CA 90401

Robert M. Sussman..............................  421,500       5.5
  520 Madison Avenue, 41(st) Floor
  New York, New York 10022

Bruce J. Alexander(3)..........................  144,422       1.9

Tadahiro Murakami..............................       --        --

Joseph B. Reagan(4)............................   62,643         *

Walter C. Sedgwick(5)..........................  216,089       2.8

Robert C. Stempel..............................       --        --

Thomas G. Hood(6)..............................   95,225       1.3

Catherine B. Poliak(7).........................   76,013       1.0

Bill R. Finley(8)..............................   19,057         *

Vahid Ghassemian(9)............................   13,100         *

Sicco W.T. Westra(8)...........................   16,100         *

All current officers and directors as a group
  (11 persons)(10).............................  651,945       8.4

NAME AND ADDRESS OF SELLING STOCKHOLDERS

-------------------------------------

------------
   * Less than one percent.

 (1) The table is based upon information supplied by Boston EquiServe. Unless otherwise indicated, each of the stockholders named in the table has sole voting and investment power with respect to all securities shown as beneficially owned, subject to community property laws where applicable and the information contained in the footnotes to the table.

 (2) Includes 158,000 shares issuable upon the exercise of warrants exercisable within 60 days of April 17, 2000.

 (3) Includes options to purchase 7,500 shares that are exercisable within 60 days of April 17, 2000.

 (4) Includes options to purchase 46,576 shares that are exercisable within 60 days of April 17, 2000.

 (5) Includes options to purchase 41,324 shares that are exercisable within 60 days of April 17, 2000, and 17,272 shares held by Mr. Sedgwick's son and 3,700 held in trust for Mr. Sedgwick's son.

 (6) Includes options to purchase 70,820 shares that are exercisable within 60 days of April 17, 2000, 100 shares held by Mr. Hood's daughter and 100 shares held by Mr. Hood's son.

 (7) Includes options to purchase 63,150 shares that are exercisable within 60 days of April 17, 2000.

 (8) Includes options to purchase 15,500 shares that are exercisable within 60 days of April 17, 2000.

 (9) Includes options to purchase 12,500 shares that were exercisable within 60 days of April 17, 2000.

 (10) Includes options to purchase an aggregate of 277,850 shares that are exercisable within 60 days of April 17, 2000 held by current executive officers and directors.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Effective upon the closing of this offering, our authorized capital stock will consist of 20,000,000 shares of common stock, par value $.001 per share.

    The following summary description of our capital stock, as of the closing of this offering, is qualified by reference to the provisions of applicable law and to our Restated Certificate of Incorporation filed as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK

    As of April 2, 2000, there were approximately 7,888,674 shares of our common stock outstanding and held of record by approximately 296 stockholders. Based upon the number of shares outstanding as of April 2, 2000 and giving effect to the issuance of the shares of common stock offered by Southwall hereby, there will be approximately 10,388,674 shares of common stock outstanding upon the closing of this offering. In addition, as of June 1, 2000, there were outstanding stock options to purchase a total of 1,445,329 shares of our common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    Our Restated Certificate of Incorporation and By-Laws and the Delaware General Corporation Law contain certain provisions that could discourage, delay or prevent a change in control of Southwall or our acquisition at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

CERTIFICATE OF INCORPORATION AND BY-LAWS

    Certain provisions of our corporate charter and by-laws, which will be in effect after the closing of this offering, might discourage, delay or prevent a change of control or a change in our management, even if such changes would be beneficial to our stockholders. The most important provision is the ability of our board of directors, without stockholder approval, to issue any class or series of preferred stock with dividend rights, dividend rates, conversion rights, redemption rights, preferences on liquidation or dissolution, voting rights and any other preferences, which could adversely affect the voting power of the holders of common stock. The existence of this provision could limit the price that investors might be willing to pay in the future for shares of our common stock and could deprive you of an opportunity to receive a premium for your common stock as part of a sale.

EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE

    We are subject to Section 203 of the General Corporation Law of Delaware which, subject to some exceptions, prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.

    Section 203 does not apply if:

    - prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

    The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

    - subject to some exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or which is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by the entity or person.

LIMITATION OF LIABILITY

    Our charter provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of the liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

    Our by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

STOCK TRANSFER AGENT

    The transfer agent and registrar for our common stock is Boston EquiServe, Canton, Massachusetts.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have outstanding 10,388,674 shares
of common stock. Of these shares,       shares (plus any shares issued upon
exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of ours as that term is defined in Rule 144 under the Securities Act. Affiliates generally include officers, directors or 10% stockholders. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

    The remaining       shares outstanding are "restricted securities" within
the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) under the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of the shares for sale, could cause the market price of our common stock to decline.

    Our officers, directors, and some of our other stockholders have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them (other than the shares they may purchase and sell on the open market) for a period of 180 days after the effective date of the registration statement filed pursuant to this offering. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), shares subject to lock-up agreements will not be salable until the agreements expire or are waived. Taking into account the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:

    - beginning on the effective date, only the shares sold in the offering and those already in the public market will be immediately available for sale in the public market;

    - beginning 180 days after the effective date, approximately       shares
      will be eligible for sale pursuant to Rules 144 and 144(k), of which all
      but       shares are held by affiliates; and

    - an additional       shares will be eligible for sale pursuant to Rule 144
      on       , 2000.

RULE 144

    Under Rule 144, beginning 180 days after the effective date of the registration statement of which this prospectus is a part, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, which includes the holding period of any prior owner other than an affiliate, would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the outstanding shares of our common stock then outstanding, which
      will equal approximately       shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

    Under Rule 144(k), a person who was not an affiliate of us at any time during the 180 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, which includes the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner for sale, public information, volume limitation or notice provisions of Rule 144.

STOCK OPTIONS

    In addition, we have filed registration statements under the Securities Act to register 1,875,000 shares of common stock issued pursuant to our employee benefit plans and upon exercise of non-plan options. As a result, any options or rights exercised under 1998 stock option plan, the 1997 stock incentive plan or the 1997 employee stock purchase plan after the effective date of the registration statement will be available for sale in the public market.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Needham & Company, Inc. and D.A. Davidson & Co., have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Needham & Company, Inc......................................
D.A. Davidson & Co..........................................

                                                              --------
  Total.....................................................
                                                              ========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $         per
share under the public offering price. The underwriters may allow, and these
dealers may re-allow, a concession of not more than $      per share to other
dealers. After the public offering, the representative of the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 3,000,000 shares are being offered.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting fee is currently expected to be approximately    % of
the public offering price. We have agreed to pay the underwriters the following compensation, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                    TOTAL FEES
                                                   ---------------------------------------------
                                                    WITHOUT EXERCISE OF    WITH FULL EXERCISE OF
                                       PER SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                       ---------   ---------------------   ---------------------
Underwriting discounts and
  commissions we will pay............  $                   $                      $
Underwriting discounts and
  commissions the selling
  stockholders will pay..............

    In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

    We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    Our directors, officers and some of our other stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Needham & Company, Inc. This consent may be given any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and sell shares pursuant to our 1998 stock option plan, the 1997 stock incentive plan or the 1997 employee stock purchase plans, without its consent.

    Bruce J. Alexander, a member of our Board of Directors since May 1981, presently serves as a Managing Director of Needham & Company, Inc. From
March 1987 to July 1991, he was President and Chief Executive Officer of Southwall, and from February 1982 to March 1987, he held various offices with us, including Executive Vice President, Vice Chairman of the Board, Chairman and acting Chief Executive Officer, and Chief Financial Officer.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, Needham & Company, Inc., on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

    In connection with this offering, certain underwriters and selling group members (if any), or their respective affiliates who are qualifying registered market makers on the Nasdaq National Market, may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Regulation M under the Securities Exchange Act of 1934 during the two business day period before commencement of offers or sales of the common stock offered by means of this prospectus. The passive market making transactions must comply with applicable volume and price limits, and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

    Our common stock listed on The Nasdaq Stock Market's National Market under the symbol "SWTX."

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Choate, Hall & Stewart, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Tonkon Torp LLP, Portland, Oregon

                                    EXPERTS

    The consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by reference to such exhibit. Copies of the registration statement may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400,
500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a web site at http://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants, such as us, that make electronic filings with the Commission.

    We furnish to our stockholders annual reports containing financial statements audited by an independent public accounting firm.

                          SOUTHWALL TECHNOLOGIES INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-2

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998
  and 1999..................................................  F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1997, 1998 and 1999..............  F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998
  and 1999..................................................  F-6

Notes to Consolidated Financial Statements..................  F-7

Consolidated Balance Sheets as of December 31, 1999 and
  April 2, 2000 (unaudited).................................  F-21

Consolidated Statements of Operations for the Three Months
  Ended April 4, 1999 (unaudited) and April 2, 2000
  (unaudited)...............................................  F-22

Consolidated Statements of Cash Flows for the Three Months
  Ended April 4, 1999 (unaudited) and April 2, 2000
  (unaudited)...............................................  F-23

Notes to Consolidated Financial Statements..................  F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Southwall Technologies Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Southwall Technologies Inc. (the "Company") and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
March 3, 2000

                          SOUTHWALL TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS

         (DOLLARS AND SHARES IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNT)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $  4,136   $  3,677
  Short-term investments....................................         7         --
  Accounts receivable, net of allowance for bad debts of
    $845 and $875...........................................    12,355     11,417
  Inventories, net..........................................     6,057      7,601
  Other current assets......................................       813      1,294
                                                              --------   --------
    Total current assets....................................    23,368     23,989
Property, plant and equipment, net..........................    29,068     42,824
Other assets................................................     1,583      3,310
                                                              --------   --------
    Total assets............................................  $ 54,019   $ 70,123
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  6,307   $  9,775
  Accrued compensation......................................     2,265      1,817
  Other accrued liabilities.................................     3,655      2,410
  Bank line of credit.......................................        --      4,849
  Current portion of long-term debt.........................    15,397      2,091
                                                              --------   --------
    Total current liabilities...............................    27,624     20,942

Long-term debt..............................................       141     21,789
Other.......................................................       437        437
                                                              --------   --------
    Total liabilities.......................................    28,202     43,168
                                                              --------   --------
Commitments and contingencies (Note 9)

Stockholders' equity:
  Common stock, $0.001 par value, 20,000 shares authorized;
    issued and outstanding 7,889 and 7,889..................         8          8
  Capital in excess of par value............................    52,181     51,771
  Less cost of treasury stock, 565 and 371 shares
    outstanding.............................................    (2,852)    (1,888)
  Notes receivable..........................................    (1,020)      (906)
  Translation loss on subsidiary............................        --        (40)
  Accumulated deficit.......................................   (22,500)   (21,990)
                                                              --------   --------
    Total stockholders' equity..............................    25,817     26,955
                                                              --------   --------
    Total liabilities and stockholders' equity..............  $ 54,019   $ 70,123
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           SOUTHWALL TECHNOLOGIES INC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net revenues................................................  $50,089    $50,033    $55,331
                                                              -------    -------    -------

Costs and expenses:
  Cost of sales.............................................   33,669     44,253     39,766
  Tempe start up costs......................................    1,641         --         --
  Research and development..................................    3,117      3,864      5,249
  Selling, general and administrative.......................    9,216      9,046      8,468
                                                              -------    -------    -------
    Total costs and expenses................................   47,643     57,163     53,483
                                                              -------    -------    -------
Income(loss) from operations................................    2,446     (7,130)     1,848
Interest income(expense), net...............................      (20)      (681)    (1,288)
                                                              -------    -------    -------
Income(loss) before provision for income taxes..............    2,426     (7,811)       560
Provision for income taxes..................................     (145)       (58)       (50)
                                                              -------    -------    -------
Net income(loss)............................................  $ 2,281    $(7,869)   $   510
                                                              =======    =======    =======

Net income(loss) per share:
  Basic.....................................................  $  0.32    $ (1.03)   $  0.07
  Diluted...................................................  $  0.29    $ (1.03)   $  0.07

Weighted average shares of common stock and dilutive common
  stock equivalents:
  Basic.....................................................    7,107      7,608      7,421
  Diluted...................................................    7,799      7,608      7,528

  The accompanying notes are an integral part of these consolidated financial statements.

                          SOUTHWALL TECHNOLOGIES INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                        COMMON STOCK       CAPITAL IN                                              OTHER
                                     -------------------   EXCESS OF      NOTES      ACCUMULATED    TREASURY   COMPREHENSIVE
                                      SHARES     AMOUNT    PAR VALUE    RECEIVABLE     DEFICIT       STOCK         INCOME
                                     --------   --------   ----------   ----------   ------------   --------   --------------
Balance at Dec. 31, 1996...........   6,917        $7       $46,673      $  (596)      $(16,912)    $(1,575)        $
Shares issued through:
  Interest paid with stock.........                              69                                     116
  Exercise of options..............      52                    (191)                                    811
  Sale of stock, net...............     667         1         4,930
  Sales to employees under stock
    purchase plan..................                              32                                     154
Stock option loans, net............                                          (60)
Net income.........................                                                       2,281
                                      -----        --       -------      -------       --------     -------         ----
Balance at Dec. 31, 1997...........   7,636         8        51,513         (656)       (14,631)       (494)
Shares issued through:
  Interest paid with stock.........                              24                                     162
  Exercise of options..............     221                     505                                     406
  Sales to employees under stock
    purchase plan..................      32                     139
Repurchase of stock................                                                                  (2,926)
Stock option loans, net............                                         (364)
Net loss...........................                                                      (7,869)
                                      -----        --       -------      -------       --------     -------         ----
Balance at Dec. 31, 1998...........   7,889         8        52,181       (1,020)       (22,500)     (2,852)
Shares issued through:
  Interest paid with stock.........                             (55)                                    148
  Exercise of options..............                            (264)                                    607
  Sales to employees under stock
    purchase plan..................                             (81)                                    181
  Issuance of stock for bonuses....                             (10)                                     28
  Stock option loans, net..........                                          114
  Translation loss on foreign
    subsidiary.....................                                                                                  (40)
  Net income.......................                                                         510
                                      -----        --       -------      -------       --------     -------         ----
  Balance at Dec. 31, 1999.........   7,889        $8       $51,771      $  (906)      $(21,990)    $(1,888)        $(40)
                                      =====        ==       =======      =======       ========     =======         ====

                                        TOTAL
                                     STOCKHOLDERS   COMPREHENSIVE
                                        EQUITY      INCOME (LOSS)
                                     ------------   --------------
Balance at Dec. 31, 1996...........    $27,597         $
Shares issued through:
  Interest paid with stock.........        185
  Exercise of options..............        620
  Sale of stock, net...............      4,931
  Sales to employees under stock
    purchase plan..................        186
Stock option loans, net............        (60)
Net income.........................      2,281           2,281
                                       -------         -------
Balance at Dec. 31, 1997...........     35,740           2,281
Shares issued through:
  Interest paid with stock.........        186
  Exercise of options..............        911
  Sales to employees under stock
    purchase plan..................        139
Repurchase of stock................     (2,926)
Stock option loans, net............       (364)
Net loss...........................     (7,869)         (7,869)
                                       -------         -------
Balance at Dec. 31, 1998...........     25,817          (7,869)
Shares issued through:
  Interest paid with stock.........         93
  Exercise of options..............        343
  Sales to employees under stock
    purchase plan..................        100
  Issuance of stock for bonuses....         18
  Stock option loans, net..........        114
  Translation loss on foreign
    subsidiary.....................        (40)            (40)
  Net income.......................        510             510
                                       -------         -------
  Balance at Dec. 31, 1999.........    $26,955         $   470
                                       =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          SOUTHWALL TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income(loss)..........................................  $  2,281   $ (7,869)  $    510
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
  Depreciation and amortization.............................     2,703      4,315      4,946
  Translation loss on foreign subsidiary....................        --         --        (40)
  Decrease (increase) in accounts receivable, net...........    (4,829)      (429)       938
  Decrease (increase) in inventories, net...................    (1,712)     4,061     (1,544)
  Decrease (increase) in other current and non-current
    assets..................................................      (204)       246     (2,380)
  Increase in accounts payable and accrued liabilities......     1,845      4,023      1,886
                                                              --------   --------   --------
Cash provided by operating activities.......................        84      4,347      4,316
                                                              --------   --------   --------
Cash flows from investing activities:
  Decrease in short-term investments........................        --         --          7
  Expenditures for property, plant and equipment and other
    assets..................................................   (11,727)    (7,190)   (23,473)
                                                              --------   --------   --------
Net cash used in investing activities.......................   (11,727)    (7,190)   (23,466)
                                                              --------   --------   --------
Cash flows from financing activities:
  Proceeds from foreign government grants...................        --         --      4,943
  Proceeds from borrowings..................................    15,324         --     34,146
  Principal payments on borrowings..........................    (1,322)    (1,305)   (20,955)
  Repayment of stockholder's note receivable................       234        180        298
  Issuance of common stock upon exercise of stock options,
    net.....................................................        --        273        159
  Issuance of common stock under employee stock purchase
    plan....................................................        --        139        100
  Issuance (purchase) of treasury stock, net................       512     (2,832)        --
                                                              --------   --------   --------
Net cash provided by (used in) financing activities.........    14,748     (3,545)    18,691
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........     3,105     (6,388)      (459)
Cash and cash equivalents, beginning of year................     7,419     10,524      4,136
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $ 10,524   $  4,136   $  3,677
                                                              ========   ========   ========
Supplemental cash flow disclosures:
  Interest paid.............................................  $    620   $  1,052   $  1,408
  Income taxes paid.........................................  $    100   $     12   $     50
Supplemental schedule of non-cash investing and financing
  activities:
  Property and equipment acquired via capital lease.........  $    365   $     --   $     28
  Treasury stock used for payment of interest...............  $    185   $    186   $     93
  Treasury stock used for payment of bonuses................  $     --   $     --   $     18
  Exercise of stock options with issuance of stockholders
    notes receivable........................................  $    220   $    544   $    184

  The accompanying notes are an integral part of these consolidated financial statements.

                          SOUTHWALL TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    Southwall Technologies, Inc. (the "Company") is engaged in the design, development and production of thin film coatings on flexible substrates. These coatings selectively absorb, reflect or transmit certain types of electromagnetic radiation for use in energy conservation and electronics applications. The Company has developed and currently markets a variety of thin-film products for the residential and commercial architectural glazing, automotive glazing and electronic display markets. These products include transparent insulation and solar-control films, anti-reflective film for computer monitor CRTs and television screens, transparent conductive films for use in touch screen displays, and various other commercial film products.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Southwall Technologies, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME (LOSS)

    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," ("SFAS No. 130"). SFAS
No. 130 establishes standards for reporting and display in the financial statements of total net income and the components of all other non-owner changes in equity, referred to as comprehensive income (loss). Accordingly, the Company has reported translation loss from consolidation of its foreign subsidiary in comprehensive income (loss).

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash equivalents and short-term investments consist of Eurodollar certificates of deposit, money market and mutual funds. Investments with maturities of three months or less from the date of purchase are included in cash equivalents.

    The Company has classified its short-term investments as "available-for-sale securities". At December 31, 1999, the difference between cost and fair market value was insignificant and the gains/ losses on sales of securities during the year were insignificant.

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

    The Company has estimated the fair value amounts of its financial instruments using available market information and valuation methodologies considered to be appropriate and have determined that the book value of the Company's debt at December 31, 1998 and 1999 approximates fair value.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, short-term investments and trade accounts receivable.

    The Company invests in a variety of financial instruments such as certificates of deposits and money market funds. The Company, by policy, limits the amount of credit exposure to any one financial institution or commercial issuer.

    The Company sells its products throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon expected collectibility of all accounts receivable. The write-off of uncollectible amounts has been insignificant.

    At December 31, 1998, receivables from two customers represented 25% and 20% of the Company's accounts receivables, respectively. At December 31, 1999, receivables from three customers represented 19%, 17% and 12% of the Company's accounts receivable, respectively.

REVENUE RECOGNITION

    Revenues from product sales are recognized upon product shipment, provided that no significant obligations remain and collectibility is probable. Provisions for estimated cost of warranty repairs and returns and allowances are recorded at the time products are shipped.

    The Company has agreements under which it receives fees for certain rights to technology and products. License revenues associated with these agreements are recognized when earned and collected or is certain to a reasonable degree.

RESEARCH AND DEVELOPMENT EXPENSE

    Research and development costs are expensed as incurred in accordance with Statement of Financial Position Standard No.2, "Accounting for Research and Development Costs".

INVENTORIES

    Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. Cost includes materials, labor and manufacturing overhead.

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company uses the units-of-production method for calculating depreciation on certain of its production machines and the straight-line method for all other property and equipment. Estimated useful lives of the assets range from five to ten years. On its large-scale production machines for which the units-of-production depreciation method is used, the Company records minimum annual depreciation of at least one-half of the depreciation that would have been recorded utilizing the straight-line depreciation method over a ten-year life. Leasehold improvements are amortized using the term of the related lease or the economic life of the improvements, if shorter.

    Additions, major renewals and betterments are included in the asset accounts at cost. Ordinary maintenance and repairs are charged to expense as incurred. Gains or losses from disposal are included in earnings.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS")No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No such losses have been recognized through December 31, 1999.

INTANGIBLE ASSETS

    Patents, licenses and trademarks relating to the Company's commercial products are stated at cost less accumulated amortization. Amortization is computed on the straight-line basis over terms of up to 17 years. At
December 31, 1997, 1998 and 1999, patents, licenses and trademarks are included in other assets in the amount of $843, $852 and $723, net of accumulated amortization of $930, $947 and $1,119, respectively. Amortization expense for 1997, 1998 and 1999 was $113, $176 and $172, respectively.

STOCK-BASED COMPENSATION EXPENSE

    The Company accounts for stock based compensation to employees using the intrinsic value method in accordance with Accounting Principle Board Opinion No. 25, ("APB 25"), "Accounting for Stock Issued to Employees", as permitted under the provisions of Statement of Financial Accounting Standards No. 123, ("SFAS 123"), "Accounting for Stock-Based Compensation". The Company also provides additional pro forma disclosures as required under SFAS 123.

INCOME TAXES

    The Company accounts for income taxes under the liability method, which recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their financial statement reported amount.

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share is computed as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding. Diluted net income per share is computed as net income available to common stockholders divided by the weighted-average number of common shares outstanding and dilutive potential common shares outstanding, including stock options, restricted stock awards, warrants and other convertible securities. Diluted net loss per share is computed the same as basic net income (loss) per share since the inclusion of potential common shares would result in an anti-dilutive (lower) loss per share amount. All options outstanding during 1998 were excluded from the diluted net loss per share calculations because they were anti-dilutive in view of the losses incurred by the Company.

    During the years ended December 31, 1997, 1998 and 1999 there were no differences between the numerators used for the basic and diluted net income
(loss) per share calculations. The total amount of the differences in the denominator in 1997 and 1999 is attributable to the effect of dilutive common stock options.

FOREIGN CURRENCY TRANSLATION

    The Company's German subsidiary uses its local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of stockholders' equity.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS
No. 133,"Accounting for Derivatives and Hedging Activities" ("SFAS 133").
SFAS 133 was effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133"("SFAS 137") SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The Company has not engaged in hedging activities or invested in derivative instruments.

    In December 1999, the Securities and Exchange Commission issued SAB
No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB 101 will be effective for fiscal years beginning after December 15, 1999. The Company believes that adoption of SAB
No. 101 will not have a material impact on its financial position, results of operations or cash flows.

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BALANCE SHEET DETAIL

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
INVENTORIES, NET:
Work-in-process.............................................   $2,155     $2,972
Raw materials...............................................    2,314      2,940
Finished goods..............................................    1,588      1,689
                                                               ------     ------
                                                               $6,057     $7,601
                                                               ======     ======

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
PROPERTY, PLANT AND EQUIPMENT, NET:
Land....................................................  $     --   $    207
Buildings...............................................  $     --      3,405
Machinery and equipment.................................    44,061     45,421
Leasehold improvements..................................     3,714      3,804
Furniture and fixtures..................................     2,915      2,984
Construction-in-process.................................     4,987     17,961
                                                          --------   --------
                                                            55,677     73,782
Less--accumulated depreciation and amortization.........   (26,609)   (30,958)
                                                          --------   --------
                                                          $ 29,068   $ 42,824
                                                          ========   ========

    Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 was $2,590, $4,139 and $4,349, respectively. See Note 5 to the financial statements with respect to a government grant received to offset construction and equipment costs for the German subsidiary.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
OTHER ACCRUED LIABILITIES:
Reserve for warranties and sales returns....................   $2,858     $1,026
Payable for purchase of land................................       --        276
Other.......................................................      797      1,108
                                                               ------     ------
                                                               $3,655     $2,410
                                                               ======     ======

NOTE 3--BANK LINE OF CREDIT

    The Company has a $7 million receivable financing line of credit ("line of credit") with a bank. The amount of borrowing is based upon 80% of the approved accounts receivable balance, and bears a finance fee of 0.088% per month (approximately 12% per annum) of the average daily account balance outstanding during the settlement period. In lieu of the line of credit, the Company granted to the bank a continuing lien upon and security interest in, and right of set off with respect to all of the

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--BANK LINE OF CREDIT (CONTINUED)
Company's right, title and interest in all accounts receivable, inventory, monies, remittances and fixed assets. There was $4.8 million of borrowing outstanding under this line of credit at December 31, 1999.

NOTE 4--LONG-TERM DEBT

    The Company's long-term debt consists of the following at December 31, 1999:

Promissory note dated December 16, 1996.....................  $ 1,312
Promissory note dated May 6, 1997...........................   10,000
Sale-leaseback agreement dated July 19,1999.................    2,990
Sale-leaseback agreement dated October 19, 1999.............    3,600
Bank loan dated May 28, 1999................................    4,102
Bank loan dated August 14, 1999.............................    1,699
Other.......................................................      177
                                                              -------
Total long-term debt........................................   23,880
Less current portion........................................    2,091
                                                              -------
                                                              $21,789
                                                              =======

    The promissory note dated December 16, 1996 is payable to a leasing company. The borrowings are collateralized by certain production equipment, bear interest at an annual rate of 9.7037% and are subject to certain financial covenants. The
Note is payable in monthly installments plus interest for a term of 48 months. At December 31, 1999 the Company was not in compliance with certain of the financial covenants pertaining to this promissory note. The Company has received a waiver from the leasing company for failure to comply with such covenants through the remaining term of the loan. The amount is repayable in the next
12 months and has been classified as current.

    The promissory note dated May 6, 1997 is payable to a bank. The note payments are guaranteed by Teijin Limited of Japan ("Teijin"), a stockholder and supplier of the Company (See Note 10). The Teijin guarantee is collateralized by certain equipment located in the Company's Tempe, Arizona manufacturing facility and inventory to the extent necessary to provide 120% net book value coverage of the outstanding loan balance. The interest rate on the loan is re-set semi-annually at LIBOR plus 0.4375%, (6.1313% at December 31, 1999), and the Company is subject to certain financial covenants. A loan guarantee service fee is payable to Teijin semi-annually on the outstanding balance at the rate of 0.5625%. The note provides for semi-annual payments of interest only during the first four years, followed by semi-annual installments plus interest for the remaining three and one half year term. At December 31, 1998, the Company was not in compliance with certain of the financial covenants, therefore, the full principal amount was classified as a current liability. At December 31, 1999 the Company was not in compliance with certain of the financial covenants pertaining to this promissory note, however, the Company has received a waiver from Teijin through December 31, 1999. During 1999 the Company negotiated new financial covenants for the years 2000 and 2001. The long-term principal amount at December 31, 1999 has been classified according to the terms of this agreement.

    During 1999, the Company entered into two equipment sale-leaseback agreements with a leasing company ("Lessor"). Because the Company has an option to purchase the equipment at a price to be determined between the Company and the Lessor at the end of the lease period, the sale-leaseback

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--LONG-TERM DEBT (CONTINUED)
agreements have been treated as financing. One lease agreement has a lease term of three years and the other lease agreement has an initial lease term of two years with an option to extend it an additional year. At December 31, 1999, the Company had a total of $6,590 outstanding and due under the leases. The leases are collateralized by the leased equipment and certain other production equipment of the Company. The effective interest rate of both leases is approximately 13% per annum and they are repayable over their term commencing in May 2000. Additionally, the Company has provided the Lessor an irrevocable standby letter of credit in the amount of $500 to collateralize all of the Company's obligations under these agreements. The letter of credit shall not expire before January 1, 2002. In addition, $1 million of the amount received from the Lessor is in an escrow account and will be released to the Company pending the Company meeting certain financial conditions at December 31, 1999. Due to the uncertainty of compliance with these financial conditions, the Company has classified this amount under "Other Assets."

    On May 28, 1999, the Company entered into a loan agreement with a German bank that provides for borrowings up to $6.4 million (DM 12.5 million). Under the terms of this agreement, the funds will be used solely for capital investment by the German subsidiary. The term of the loan is for 20 years and the principle is repayable after the end of 10 years in 20 equal semi-annual payments. The loan bears interest at 7.10% per annum for the first ten years, and will be revised to the prevailing rate at the end of the tenth year.

    On August 14, 1999, the Company entered into a loan agreement with a German bank that provides for borrowings up to $1.7 million (DM 3.3 million). Under the terms of this agreement, the funds will be used solely for capital investment by the German subsidiary. The principle balance is due in a single installment on June 30, 2009 and bears interest at a rate of 5.75% per annum. The interest is payable quarterly. 50% of the loan is restricted in an escrow account for the duration of the loan period and was, therefore, classified as a non-current "Other Asset."

    Other long-term debt consists of capitalized leases related primarily to certain computer equipment used by the Company.

    In June 1999, the Company repaid a $2,650 convertible debenture to a related party. Interest paid on the debenture during 1999 was $93.

    Principal reductions of long-term debt are scheduled as follows:

YEAR                                                           AMOUNT
----                                                          --------
2000........................................................  $ 2,091
2001........................................................    4,546
2002........................................................    4,869
2003........................................................    4,073
2004........................................................    2,500
2005........................................................       --
Thereafter..................................................    5,801
                                                              -------
Total.......................................................  $23,880
                                                              =======

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--LONG-TERM DEBT (CONTINUED)
    The Company incurred total interest expense of $892, $1,162 and $1,408 in 1997, 1998 and 1999, respectively. Of these amounts, the Company capitalized $464 in 1997, $0 in 1998 and $1,115 in 1997, 1998 and 1999, respectively, as part of the costs related to the construction of certain production machines, equipment and facilities.

NOTE 5--GOVERNMENT GRANT

    In May 1999, the Company received the approval to receive a grant award (the "Grant") from the State Government of Saxony in Germany (the "Grantor") for a maximum amount of approximately $9,467 (DM 18,472).

    The awarding of the Grant is subject to the following requirements:

a) The grant is earmarked to co-finance the costs of the construction of a facility to manufacture Heat Mirror XIR film for the automotive glass industry, located at Grossroehrsdorf, Germany.

b) The construction period for the project is from March 15, 1999 to March 14, 2002.

c)  The total investment should be at least $37.6 million (DM 73,296).

d)  The project must create at least 143 permanent jobs and 7 apprenticeships.

    In the event that the Company fails to meet the above requirements, the Grantor has the right to reclaim the Grant.

    During the year ended December 31, 1999, the Company received approximately $4.9 million (DM 9,600) under this Grant. The Company is scheduled to receive the remaining balance in 2002.

NOTE 6--INCOME TAXES

    The income tax provision in 1997 resulted primarily from minimum tax liabilities related to federal taxes and foreign withholding taxes on royalty payments. The income tax provision in 1999 and 1998 relates primarily to foreign withholding taxes on royalty payments. The effective income tax rate differs from the federal statutory rate primarily as a result of the utilization of net operating loss carryforwards in 1997 and 1999 and the reserves established for deferred tax assets in 1998. The deferred tax assets valuation allowance at December 31, 1997, 1998, and 1999 is attributable to federal and state deferred tax assets. Management believes that sufficient uncertainty exists with regard to the realizability of these tax assets such that a full valuation allowance is necessary. These factors include the lack of a significant history of consistent profits and the lack of carryback capacity to realize these assets. Based on this absence of objective evidence management is unable to assert that it is more likely than not that the Company will generate sufficient taxable income to realize the Company's deferred tax assets.

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6--INCOME TAXES (CONTINUED)
    Deferred tax (liabilities) assets are comprised of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Depreciation................................................  $(4,142)   $(3,910)
Other.......................................................     (300)      (220)
                                                              -------    -------
Gross deferred tax liabilities..............................   (4,442)    (4,130)
                                                              -------    -------
Inventory reserves..........................................      924        599
Other.......................................................    3,117      3,214
Loss carryforwards..........................................    7,971      8,559
Credit carryforwards........................................    1,109        952
                                                              -------    -------
Gross deferred tax assets...................................   13,121     13,324
                                                              -------    -------
Deferred tax assets valuation allowance.....................   (8,679)    (9,194)
                                                              -------    -------
  Net deferred taxes........................................  $    --    $    --
                                                              =======    =======

    At December 31, 1999 the Company had net federal operating loss carryforwards of approximately $23.5 million that expire at various dates from 2000 through 2019. The net operating loss carryforwards include approximately $3.5 million resulting from employee exercises of non-incentive stock options or disqualifying dispositions, the tax benefit of which, when realized, will be accounted for as an addition to capital in excess of par value, rather than as a reduction of the provision for income taxes. Research and development, investment tax and foreign tax credit carryovers of approximately $0.3 million are also available to reduce future federal and state income taxes and expire at various dates through 2004. If certain substantial changes in the Company's ownership occur, there would be an annual limitation on the amount of the carryforwards that can be utilized.

NOTE 7--BENEFIT PLANS

STOCK OPTION PLANS

    The Company has granted stock options under various option plans and agreements in the past and currently under the 1997 Stock Incentive Plan and the 1998 Stock Option Plan for Employees and Consultants. The 1998 Stock Option Plan for Employees and Consultants was adopted by the Board of Directors on August 6, 1998. The plans and agreements are administered by the Board of Directors. The exercise price of options granted under the 1997 and 1998 plans must be at least 85% of the fair market value of the stock at the date of grant. All options granted to date under these two plans have been at the fair market value of the Company's stock on the date of the grant.

    Options under the plans generally vest at a rate of 25% per year, are non-transferable and generally expire over terms not exceeding ten years from the date of grant or three months after the optionee terminates their relationship with the Company.

    During 1997, 1998 and 1999, certain employees, officers and directors of the Company exercised stock options under the plans by issuing full recourse notes to the Company with an annual rate of interest of generally 7%. During 1997, 1998 and 1999 outstanding notes to certain of those employees, officers and directors were extended from terms of one year to terms of two years. Both the principal and the interest accrued on the notes are due at the end of the term of each note. These notes aggregate $656, $1,020 and $906 at December 31, 1997, 1998 and 1999, respectively.

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--BENEFIT PLANS (CONTINUED)

    As of December 31, 1999, there were 518 shares of Common Stock available for grant under the two stock option plans.

    The activity under the option plans, combined, was as follows:

                                                                         RANGE OF          WEIGHTED-AVERAGE
                                                        OPTIONS       EXERCISE PRICE        EXERCISE PRICE
                                                        --------   ---------------------   ----------------
Options outstanding at

  January 1, 1997.....................................    1,664    $       2.50 -- $8.13        $3.88
  Granted.............................................      403             6.38 -- 8.25         6.86
  Exercised...........................................     (212)            2.50 -- 5.63         2.92
  Cancelled or expired................................     (115)            2.50 -- 7.88         5.06
                                                         ------
  December 31, 1997...................................    1,740    $       2.50 -- $8.25        $4.61

  Granted.............................................      537             4.50 -- 8.63         5.49
  Exercised...........................................     (409)            2.50 -- 5.25         2.91
  Cancelled or expired................................     (455)            2.50 -- 8.25         6.31
                                                         ------
  December 31, 1998...................................    1,413    $       2.50 -- $8.63        $4.89
  Granted.............................................      637             2.75 -- 4.50         3.77
  Exercised...........................................     (127)            2.50 -- 4.38         2.89
  Cancelled or expired................................     (262)            2.50 -- 8.63         5.15
                                                         ------
  December 31, 1999...................................    1,661    $       2.50 -- $8.63        $4.59
                                                         ======

EMPLOYEE STOCK PURCHASE PLAN

    In April 1988, the Company adopted the Employee Stock Purchase Plan ("the Purchase Plan") and reserved 150 shares of Common Stock for issuance thereunder. In March 1997, the Company adopted the 1997 Employee Stock Purchase Plan ("the 1997 Plan") and reserved 100 shares of Common Stock for issuance thereunder. Employees of the Company, subject to certain limitations, may purchase shares at 85% of the lower of the fair market value of the Common Stock at the beginning of the six-month offering period, or the last day of the purchase period. During 1997, 1998 and 1999, 33, 32 and 36 shares, respectively, were sold under the Purchase Plan and the 1997 Plan. At December 31, 1999 there were no shares remaining available for issuance under the 1988 Purchase Plan and 11 shares available for issuance under the 1997 Plan.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company has stock option plans which reserve shares of Common Stock for issuance to employees, officers, directors and consultants. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the stock option plans, except for $123 related to certain transactions in 1996. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Had compensation cost for the Company's stock option plans and stock purchase plans been determined based on the fair value at the grant date for awards granted in 1997, 1998 and 1999 under

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--BENEFIT PLANS (CONTINUED)
those plans consistent with the provisions of SFAS No. 123, the Company's net income(loss) and net income(loss) per share would have been reduced to the pro forma amounts indicated below:

                                                                1997       1998       1999
                                                              --------   --------   --------
Net income (loss)--as reported..............................   $2,281    $(7,869)    $  510
Net income (loss)--pro forma................................   $1,450    $(8,314)    $ (284)
Net income (loss) per share--as reported
  Basic.....................................................   $ 0.32    $ (1.03)    $ 0.07
  Diluted...................................................   $ 0.29    $ (1.03)    $ 0.07
Net income (loss) per share--pro forma
  Basic.....................................................   $ 0.20    $ (1.09)    $(0.04)
  Diluted...................................................   $ 0.19    $ (1.09)    $(0.04)

    For the stock option plans, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model for the multiple option approach with the following weighted average assumptions used for grants in 1997, 1998 and 1999, respectively. Expected volatility of 60% in 1997, 58% in 1998 and 110% in 1999; risk-free interest rate of 6.4%, 4.5% and 5.4%; and expected lives from vesting date of 0.54, 1.11 and 3.23 years. The Company has not paid dividends and assumed no dividend yield. The weighted average fair value of stock options granted in 1997, 1998 and 1999 was $6.86, $2.51 and $2.60 per share, respectively.

    For the employee stock purchase plans, the fair value of each purchase right is estimated at the beginning of the offering period using the Black-Scholes option-pricing model with the following weighted-average assumptions used in 1997, 1998 and 1999, respectively. Expected volatility of 60%, 68%, and 139%; risk-free interest rate of 5.5%, 5.0% and 5.8%; and expected lives of 0.5 years in each year. The Company has not paid dividends and assumed no dividend yield. The weighted-average fair value of those purchase rights granted in 1997, 1998 and 1999 was $2.16, $2.33 and $1.98 per right, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                                            OPTIONS
                                                    OPTIONS OUTSTANDING                   EXERCISABLE
                                         -----------------------------------------   ----------------------
                                                           WEIGHTED       WEIGHTED                 WEIGHTED
                                           NUMBER          AVERAGE        AVERAGE      NUMBER      AVERAGE
                                         OUTSTANDING      REMAINING       EXERCISE   EXERCISABLE   EXERCISE
RANGE OF EXERCISE PRICES                 AT 12/31/99   CONTRACTUAL LIFE    PRICE     AT 12/31/99    PRICE
------------------------                 -----------   ----------------   --------   -----------   --------
$2.50 -- $3.19.........................       365            4.21          $2.92         147        $2.66
3.25 -- 4.50...........................       555            5.73           4.16         142         3.93
4.63 -- 5.00...........................       407            5.39           4.94         144         4.87
5.25 -- 8.13...........................       329            5.11           6.70         166         6.66
8.25 -- 8.25...........................         5            4.81           8.25           3         8.25
                                            -----            ----          -----         ---        -----
$2.50 -- $8.25.........................     1,661            5.19          $4.59         602        $4.62
                                            -----            ----          -----         ---        -----

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--BENEFIT PLANS (CONTINUED)
401(K) PLAN

    In 1998, the Company sponsored a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company is allowed to make discretionary profit sharing and 401(k) matching contributions as defined in the plan and as approved by the Board of Directors. The Company matches 25% of each eligible participant's 401(k) contribution up to a maximum of 20% of the participant's compensation, not to exceed one thousand dollars per year. The Company's actual contribution may be reduced by certain available forfeitures, if any, during the plan year. No discretionary or profit sharing contributions were made for the years ending December 31, 1997, 1998 and 1999. 401(k) matching contributions for the years ended December 31, 1997, 1998 and 1999 were $109, $139 and $230, respectively. The Company has no intention to terminate the plan.

NOTE 8--SEGMENT REPORTING

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 supercedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise" replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments.
SFAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position or the segments reported in 1997. The Company is organized on the basis of products and services. Each of the Company's product lines (Electronic Display, Automotive Glass and Building Products) has been aggregated into one operating segment.

    The following is a summary of net revenue by geographic area for 1997, 1998 and 1999.

                                                                1997       1998       1999
                                                              --------   --------   --------
United States...............................................  $17,593    $16,095    $12,469
South America...............................................       --         --        569
Pacific Rim.................................................    7,525      4,206      8,110
Japan.......................................................   15,640     13,041     12,088
Europe......................................................    7,788     15,060     20,358
Canada......................................................    1,543      1,631      1,737
                                                              -------    -------    -------
  Total net revenues........................................  $50,089    $50,033    $55,331
                                                              -------    -------    -------

    The total net revenues for the Electronic Display, Automotive Glass and Building product lines were as follows:

                                                                1997       1998       1999
                                                              --------   --------   --------
Electronic display..........................................  $21,957    $16,954    $16,226
Automotive glass............................................    6,629     12,845     19,477
Building....................................................   21,503     20,234     19,628
                                                              -------    -------    -------
Total net revenue...........................................  $50,089    $50,033    $55,331
                                                              -------    -------    -------

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--SEGMENT REPORTING (CONTINUED)
    One customer accounted for approximately 31% of net sales in 1997, two customers accounted for 33% and 12% of net sales in 1998 and three customers accounted for 18%, 11% and 10% of net sales in 1999.

NOTE 9--COMMITMENTS AND CONTINGENCIES

    The Company leases certain property and equipment as well as its facilities under noncancellable operating leases and $365 of computer equipment under a capital lease. These leases expire at various dates through 2007.

    As of December 31, 1999, the future minimum payments under these leases are as follows:

                                                              CAPITAL    OPERATING
                                                              --------   ---------
  2000                                                          $178      $ 3,429
  2001                                                             8        3,444
  2002                                                             8        3,476
  2003                                                             8        2,659
  2004                                                             6        2,673
  Thereafter................................................      --          996
                                                                ----      -------
Future minimum lease payments...............................    $208      $16,677
                                                                          =======
Less--amount representing interest..........................     (31)
                                                                ----
Present value of future minimum lease payments..............     177
Current maturities..........................................     147
                                                                ----
Long-term lease obligations.................................    $ 30
                                                                ====

    Rent expense under operating leases was approximately $1,471, $1,562 and $1,484, in 1997, 1998 and 1999, respectively.

CONTINGENCIES

    The Company has been named a defendant in a purported class action lawsuit. Plaintiffs contend that heat mirror glass units manufactured throughout the country are subject to clouding and discoloration. The Company is in the process of filing demurrers and setting pleadings. In addition, several of the Company's co-defendants have settled their portions of the case. At this point, the Company intends to vigorously defend this lawsuit by moving to defeat the class action certification.

    In 1997, the Company was named a defendant in a lawsuit with a manufacturer of insulated glass units wherein the plaintiff claimed that the insulated glass manufactured with the use of coated film manufactured by the Company was subject to various failures and deficiencies, giving rise to warranty and other consumer claims. Plaintiff is claiming damages for past replacement cost and future potential claims. The Company is in the process of negotiating a settlement of these claims.

    The company has been named a defendant in a lawsuit filed on April 5, 1996 by one of its customers in the United States District Court for the Eastern District of New York. The lawsuit alleges

                          SOUTHWALL TECHNOLOGIES INC.

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED) certain unfair competition, tort and contractual violations by the Company and seeks relief in an aggregate amount in excess of $32 million. In addition, the Company is involved in a number of other legal actions arising in the ordinary course of business.

    The Company believes, that the various asserted claims and litigation in which it is involved will not materially affect its consolidated financial position, future operating results or cash flows.

    In 1995 the Company started selling its anti-reflective film under a Supply Agreement to Sony Corporation of Japan ("Sony"). In the fourth quarter of 1998 the Company experienced some quality problems related to the anti-reflective film that did not meet Sony's specifications. The Company further did not meet the minimum shipping requirements stated in the Supply Agreement. As a result, in the fourth quarter of 1998, the Company recorded a $4.0 million charge to cover any loss contingency, involving write-off of inventory, sales returns and any penalties associated with the shipment shortfall. During the second quarter of 1999, the Company reached a settlement with Sony, wherein Sony agreed to release the Company from any and all penalties, claims, demands and liabilities that Sony has or will have against the Company in connection with the shipment shortfall experienced in 1998. In consideration of Sony's waiver, the Company agreed to wave its claims for payment of the outstanding accounts receivable with Sony totaling $2.5 million brought forward from 1998. The amount was written off against the sales return reserve booked in 1998. As of September 30, 1998, Southwall terminated all production of anti-reflective film for Sony, as mutually agreed under an amended Supply Agreement, and there were no further shipments to Sony.

NOTE 10--RELATED PARTY TRANSACTIONS

    The Company has the following transactions with related parties in which the related parties are also shareholders of the Company.

                                                           YEAR ENDED DECEMBER 31
                                                          -------------------------
                                                            1998             1999
                                                          --------         --------
Sales............................................          $    0          $   230
Purchase of raw materials........................           7,800           10,700
License fee paid.................................             100              100
Interest paid by stock...........................             186               93

                          SOUTHWALL TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               (UNAUDITED)
                                                              APRIL 2, 2000   DECEMBER 31, 1999
                                                              -------------   -----------------
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................     $     25         $  1,794
  Restricted cash...........................................        3,140            1,883
  Accounts receivable, net of allowance for doubtful
    accounts of $852 and $875...............................       14,465           11,417
  Inventories...............................................       13,232            7,601
  Other current assets......................................        1,266            1,294
                                                                 --------         --------
      Total current assets..................................       32,128           23,989

Property and equipment, net.................................       45,190           42,824
Other assets................................................        3,176            3,310
                                                                 --------         --------
  Total Assets..............................................     $ 80,494         $ 70,123
                                                                 ========         ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank credit line..........................................     $  7,997         $  4,849
  Accounts payable..........................................       13,286            9,775
  Accrued compensation......................................        1,079            1,817
  Other accrued liabilities.................................        2,552            2,410
  Current portion of long-term debt.........................        1,658            2,091
                                                                 --------         --------
      Total current liabilities.............................       26,572           20,942

Long-term debt..............................................       25,047           21,789
Deferred income taxes.......................................          437              437
                                                                 --------         --------
      Total liabilities.....................................       52,056           43,168

Stockholders' equity:
  Common stock, $.001 par value, 20,000 shares authorized:
    Issued and outstanding: 7,889 and 7,598.................            8                8
  Capital in excess of par value............................       51,641           51,771
  Less cost of treasury stock, 290 and 371 shares...........       (1,474)          (1,888)
  Notes Receivable..........................................         (597)            (906)
  Translation loss on subsidiary............................          (44)             (40)
  Accumulated deficit.......................................      (21,096)         (21,990)
                                                                 --------         --------
      Total stockholders' equity............................       28,438           26,955
                                                                 --------         --------
  Total liabilities and stockholders' equity................     $ 80,494         $ 70,123
                                                                 ========         ========

          See accompanying notes to consolidated financial statements.

                          SOUTHWALL TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                              -----------------------------
                                                              APRIL 2, 2000   APRIL 4, 1999
                                                              -------------   -------------
Net revenues................................................     $17,640         $10,858
                                                                 -------         -------
Costs and expenses:
  Cost of sales.............................................      12,317           8,911
  Research and development..................................       1,511           1,233
  Selling, general and administrative.......................       2,412           1,966
                                                                 -------         -------
  Total costs and expenses..................................      16,240          12,110
                                                                 -------         -------
Income (loss) from operations...............................       1,400          (1,252)

Interest expense, net.......................................        (470)           (255)
                                                                 -------         -------
Income (loss) before income taxes...........................         930          (1,507)

Provision for income taxes..................................          36              12
                                                                 -------         -------
Net Income (loss)...........................................     $   894         $(1,519)
                                                                 =======         =======
Net Income (loss) per share
  --Basic...................................................     $  0.12         $ (0.21)
                                                                 =======         =======
  --Diluted.................................................     $  0.11         $ (0.21)
                                                                 =======         =======
Weighted average shares of common stock and common stock
  equivalents
  --Basic...................................................       7,567           7,324
  --Diluted.................................................       8,380           7,324

          See accompanying notes to consolidated financial statements.

                          SOUTHWALL TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                              -----------------------------
                                                              APRIL 2, 2000   APRIL 4, 1999
                                                              -------------   -------------
Cash flows used in operating activities:
  Net income (loss).........................................    $    894        $ (1,519)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:

  Depreciation and amortization.............................       1,208           1,152
  Translation loss on foreign subsidiary....................          (4)             --
  Decrease (increase) in accounts receivable................      (3,048)          2,495
  Decrease (increase) in inventories........................      (5,631)           (464)
  Decrease (increase) in other current assets...............         124            (286)
  (Decrease) increase in accounts payable and accrued
    liabilities.............................................       2,915          (2,912)
                                                                --------        --------
Cash used in operating activities...........................      (3,542)         (1,534)
                                                                --------        --------
Cash flows from investing activities:
  Decrease (increase) in short-term investments.............          --               7
  Decrease (increase) in restricted cash....................      (1,257)             --
  Expenditures for property and equipment and other
    assets..................................................      (3,536)         (2,530)
                                                                --------        --------
Net cash used in investing activities.......................      (4,793)         (2,523)
                                                                --------        --------
Cash flows from financing activities:
  Proceeds from long-term debt..............................       3,898              39
  Principal payments on long-term debt......................      (1,073)           (388)
  Proceeds from bank line of credit.........................      11,933             500
  Principal payments on bank line of credit.................      (8,785)             --
  Repayment of stock option loans...........................         309              --
  Issuance of treasury stock, net...........................         284              --
                                                                --------        --------
Net cash provided by financing activities...................       6,566             151
                                                                --------        --------
Net decrease in cash and cash equivalents...................      (1,769)         (3,906)
Cash and cash equivalents, beginning of year................       1,794           4,136
                                                                --------        --------
Cash and cash equivalents, end of period....................    $     25        $    230
                                                                ========        ========

          See accompanying notes to consolidated financial statements.

                          SOUTHWALL TECHNOLOGIES INC.

                                 (IN THOUSANDS)

                                  (UNAUDITED)

NOTE 1--INTERIM PERIOD REPORTING:

    While the information presented in the accompanying consolidated financial statements is unaudited, it includes all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the Company's financial position, results of operations, and changes in financial position as of the dates and of the periods indicated.

    Certain information and footnote disclosures normally contained in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the financial statements contained in the Company's Form 10-K for the year ended December 31, 1999. The condensed consolidated balance sheet at December 31, 1999 has been derived from the audited financial statements as of that date. The results of operations for the interim periods presented are not necessarily indicative of the operating results of the full year.

NOTE 2--BALANCE SHEET:

RESTRICTED CASH

    The restricted cash reflected on the balance sheet is for the purpose of the German project.

INVENTORIES

    Inventories are stated at the lower of cost or market (determined by the first-in, first-out method). Inventories consisted of the following:

                                                   APRIL 2, 2000   DECEMBER 31, 1999
                                                   -------------   -----------------
Raw materials....................................     $ 5,283           $2,940
Work-in-process..................................       6,695            2,972
Finished goods...................................       1,254            1,689
                                                      -------           ------
    Total........................................     $13,232           $7,601
                                                      =======           ======

NOTE 3--LINE OF CREDIT AGREEMENT:

    The Company has an $8.0 million receivable financing line of credit with a bank. Availability under the line of credit is based on 80% of the approved accounts receivable balances. The line of credit also bears a finance fee of 0.088% per month (approximately 12% per annum) of the average daily outstanding account balance during the settlement period. In connection with the line of credit, the Company has granted the bank, a continuing lien upon and security interest in, and right of set off with respect to all of the Company's rights, title and interest in all accounts receivable, inventory, monies, remittances and fixed assets.

NOTE 4--NET INCOME (LOSS) PER SHARE:

    Basic net income (loss) per share is computed as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding. Diluted net

                          SOUTHWALL TECHNOLOGIES INC.

                                 (IN THOUSANDS)

                                  (UNAUDITED)

NOTE 4--NET INCOME (LOSS) PER SHARE: (CONTINUED) income per share is computed as net income available to common stockholders divided by the weighted-average number of common shares outstanding and dilutive potential common shares outstanding, including stock options, restricted stock awards, warrants and other convertible securities. Diluted net loss per share is computed the same as basic net income (loss) per share since the inclusion of potential common shares would result in an anti-dilutive (lower) loss per share amount. For the period ended April 4, 1999, there is no difference in the basic and dilutive loss per share as the Company is in a net loss position, and there will not be any potentially dilutive common shares.

    During the period ended April 2, 2000, the total amount of the differences in the denominator is attributable to the effect of 813,000 outstanding, non-exercised, dilutive common stock options.

NOTE 5--LONG-TERM DEBT:

    The Company's long-term debt consists of the following at April 2, 2000:

Promissory note dated December 16, 1996.....................  $   961
Promissory note dated May 6, 1997...........................   10,000
Sale-leaseback agreement dated July 19, 1999................    2,934
Sale-leaseback agreement dated October 19, 1999.............    3,600
Bank loan dated May 28, 1999................................    3,565
Bank loan dated May 12, 1999................................    3,890
Bank loan dated August 14, 1999.............................    1,612
Other.......................................................      143
                                                              -------
Total.......................................................   26,705
Less current portion........................................    1,658
                                                              -------
                                                              $25,047
                                                              =======

    The promissory note dated December 16, 1996 is payable to a leasing company. The borrowings are collateralized by certain production equipment, bear interest at an annual rate of 9.7037% and are subject to certain financial covenants. The
Note is payable in monthly installments plus interest for a term of 48 months. At April 2, 2000 the Company was not in compliance with certain of the financial covenants pertaining to this promissory note. The Company has received a waiver from the leasing company for failure to comply with such covenants through the remaining term of the loan. The amount outstanding is repayable within the year and has been classified as current debt.

    The promissory note dated May 6, 1997 is payable to a bank. The note payments are guaranteed by Teijin Limited in Japan ("Teijin"), a stockholder and supplier of the Company. The Teijin guarantee is collateralized by certain equipment located in the Company's Tempe, Arizona manufacturing facility and inventory, to the extent necessary to provide 120% net book value coverage of the outstanding loan balance. The interest rate on the loan is re-set semi-annually at LIBOR plus 0.4375%, (6.1313% at April 2, 2000). The Company is subject to certain financial covenants. A loan guarantee service fee is payable to Teijin semi-annually on the outstanding balance at the rate of 0.5625%. The note provides for semi-annual payments of interest only during the first four years, followed by semi-annual

                          SOUTHWALL TECHNOLOGIES INC.

                                 (IN THOUSANDS)

                                  (UNAUDITED)

NOTE 5--LONG-TERM DEBT: (CONTINUED)
installments plus interest for the remaining three and one half year term. Teijin also received warrants in 1997 to purchase 158,000 shares of the Company's common stock at $9.00 per share. These warrants expire on May 30, 2000. At April 2, 2000 the Company was not in compliance with certain of the financial covenants with Teijin, the guarantor, pertaining to this promissory note. The Company received a waiver from Teijin through June 30, 2001.

    During 1999, the Company entered into two equipment sale-leaseback agreements with a leasing company ("Lessor"). Because the Company has an option to purchase the equipment at a price to be determined between the Company and the Lessor at the end of the lease period, the sale-leaseback agreements have been treated as financing. One lease agreement has a lease term of three years and the other lease agreement has an initial lease term of two years with an option to extend it for an additional year. At April 2, 2000, the Company had a total of $6,534 outstanding and due under the leases. The leases are collateralized on the leased equipment and certain other production equipment of the Company. The effective interest rate of both leases is approximately 13% per annum and they are repayable over their term commencing in May 2000. Additionally, the Company has provided the Lessor an irrevocable standby letter of credit in the amount of $0.5 million to collateralize all of the Company's obligations under these agreements. The letter of credit shall not expire before January 1, 2002. In addition, $1 million of the amounts received from the Lessor is in an escrow account and will be released upon the Company meeting certain financial conditions. Due to the uncertainty of compliance with these financial conditions, the Company has classified the amount in escrow under non-current "Other Assets."

    On May 28, 1999, the Company entered into a loan agreement with a German bank that provides for borrowings up to $6.4 million (DM 12.5 million). Under the terms of this agreement, the funds will be used solely for capital investment by the German subsidiary. The term of the loan is for 20 years and the principal is repayable after the end of 10 years in 20 equal semi-annual payments. The loan bears interest at 7.10% per annum for the first ten years, and will be revised to the prevailing rate at the end of the tenth year. The loan is repayable in Deutschemarks.

    On May 12, 1999, the Company entered into a loan agreement with a German bank that provides for borrowings up to $2.9 million (DM 6.0 million). Under the terms of this agreement, the funds will be used solely for capital investment by the German subsidiary. The term of the loan is for a period of 10 years and the principal is repayable after the end of 5 years in 10 equal semi-annual payments. The loan bears interest at 7.10% per annum for the first five years, and will be revised to the prevailing rate at the end of the fifth year. The loan is repayable in Deutschemarks.

    An additional loan for $733 (DM 1.5 million) was received from the German bank discussed above. This loan is an advance on a government grant to be received approximately August 2001. The proceeds of the grant are collateral for the loan and, per legal arrangements, will be paid directly to the bank by the government. Payments of interest only are due until then at 7.10% per annum.

    The preceding three loans are collateralized by the production equipment, building and land owned by the German subsidiary.

                          SOUTHWALL TECHNOLOGIES INC.

                                 (IN THOUSANDS)

                                  (UNAUDITED)

NOTE 5--LONG-TERM DEBT: (CONTINUED)
    On August 14, 1999, the Company entered into a loan agreement with a German bank that provides for borrowings up to $1.7 million (DM 3.3 million). Under the terms of this agreement, the funds will be used solely for capital investment by the German subsidiary. The principal balance is due in a single payment on June 30, 2009 and bears interest at a rate of 5.75% per annum. The interest is payable quarterly. 50% of the loan is restricted in an escrow account for the duration of the loan period and was, therefore, classified as a non-current "Other Asset." The loan is repayable in Deutschemarks.

    Other long-term debt consists of capitalized leases related primarily to certain computer equipment used by the Company.

    Principal reductions of long-term debt are scheduled as follows:

YEAR                                                           AMOUNT
----                                                          --------
2000........................................................  $ 1,658
2001........................................................    4,538
2002........................................................    4,870
2003........................................................    4,073
2004........................................................    2,500
2005........................................................       --
Thereafter..................................................    9,066
                                                              -------
Total.......................................................  $26,705
                                                              =======

    The Company incurred total interest expense of $1,478 and $287 in the first quarter of 2000 and 1999 respectively. Of these amounts, the Company capitalized $1,065 and nil in the first quarter of 2000 and 1999, respectively, as part of the costs related to the construction of new manufacturing facilities in Tempe.

NOTE 6--CONTINGENCIES:

    The Company has been named a co-defendant in a purported class action lawsuit. Plaintiffs contend that heat mirror glass units manufactured throughout the country are subject to clouding and discoloration. The Company is in the process of filing demurrers and setting pleadings. In addition, several of the Company's co-defendants have settled their portions of the case. At this point, the Company intends to vigorously defend this lawsuit by moving to defeat the class action certification.

    In 1997, the Company was named a defendant in a lawsuit with a manufacturer of insulated glass units wherein the plaintiff claimed that the insulated glass manufactured, with the use of coated film, manufactured by the Company was subject to various failures and deficiencies, giving rise to warranty and other consumer claims. Plaintiff is claiming damages for past replacement cost and future potential claims. The Company is in the process of negotiating a settlement of these claims.

    The Company has been named a defendant in a lawsuit filed on April 5, 1996 by one of its customers in the United States District Court for the Eastern District of New York. The lawsuit alleges

                          SOUTHWALL TECHNOLOGIES INC.

                                 (IN THOUSANDS)

                                  (UNAUDITED)

NOTE 6--CONTINGENCIES: (CONTINUED)
certain unfair competition, tort and contractual violations by the Company and seeks relief in an aggregate amount in excess of $32 million. In addition, the Company is involved in a number of other legal actions arising in the ordinary course of business.

    The Company believes, that the various asserted claims and litigation in which it is involved will not materially affect its consolidated financial position, future operating results or cash flows.

NOTE 7--SEGMENT REPORTING

    The Company is organized on the basis of products and services. Each of the Company's product lines (Electronic Display, Automotive Glass and Building Products) has been aggregated into one operating segment.

    The following is a summary of net revenues by geographic area for the quarters ended April 4, 1999 and April 2, 2000.

                                                              APRIL 2,   APRIL 4,
                                                                2000       1999
                                                              --------   --------
United States...............................................  $ 2,816    $ 2,667
South America...............................................      234         45
Pacific Rim.................................................    2,647        433
Japan.......................................................    6,869      1,200
Europe......................................................    5,034      6,305
Canada......................................................       40        208
                                                              -------    -------
  Total net revenues........................................  $17,640    $10,858
                                                              -------    -------

    The total net revenues for the Electronic Display, Automotive Glass and Building product lines were as follows:

                                                              APRIL 2,   APRIL 4,
                                                                2000       1999
                                                              --------   --------
Electronic display..........................................  $ 8,647    $ 1,278
Automotive glass............................................    5,085      5,721
Building....................................................    3,908      3,859
                                                              -------    -------
  Total net revenue.........................................  $17,640    $10,858
                                                              -------    -------

                DESCRIPTION OF ARTWORK FOR THE INSIDE BACK COVER

    The inside back cover of this prospectus depicts the inside of one of our production machines and the use of a plasma field by one of our machines.

    The lower right corner of the inside back cover of this prospectus contains the following text:

    "Southwall's large scale production equipment can handle flexible substrates up to two metres wide and more than six miles long. Multiple vacuum chambers allow a variety of different target materials to be deposited in a single pass through the machine. State-of-the-art process controls--developed by Southwall engineers--ensure a high degree of precision, quality control and, ultimately, commercial value for our thin-film customers."

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee........................................  $  9,570
NASD filing fee.............................................     4,123
Nasdaq National Market listing fee..........................    15,000
Printing and engraving expenses.............................    50,000
Legal fees and expenses.....................................   200,000
Accounting fees and expenses................................   200,000
Blue Sky fees and expenses (including legal fees)...........     5,000
Transfer agent and registrar fees and expenses..............     2,500
Miscellaneous...............................................    13,807
                                                              --------
    Total...................................................  $500,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and the company's charter and by-laws provide for indemnification of the company's directors and officers for liabilities and expenses that they may incur in their capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Southwall and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Southwall's charter and by-laws filed as Exhibits 3.1 and
3.2 hereto, respectively.

    The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

    In addition, Southwall has a directors and officers liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following sets forth information with respect to securities sold or issued which were not registered under the Securities Act. No underwriters were involved in the following sales of securities. These sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

    1. On April 9, 1997, Southwall signed a comprehensive set of collaborative agreements with a major supplier of its raw materials, Teijin Limited. The agreements provided for, among other things, the purchase by Teijin of 667,000 shares of Southwall's common stock at a price of $7.50 per share.

    2. Also in connection with the agreements, Teijin received warrants to purchase an additional 158,000 shares of Southwall's common stock at $9.00 per share, exercisable within three years from the date of grant. These warrants have expired.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  EXHIBITS

     EXHIBIT NO.                                  EXHIBIT
---------------------                             -------
      1.1*              Form of Underwriting Agreement

      3.1(1)            Restated Certificate of Incorporation of the Company.

      3.2(1)            By-laws of the Company.

      5.1*              Opinion of Choate, Hall & Stewart.

     10.4(1)            The Company's Management Incentive Plan.

     10.23(1)           Agreement, dated January 31, 1984, between the Company and
                        Mitsui Toatsu Chemicals, Inc. ("Mitsui"), as amended (with certain confidential information deleted therefrom and filed separately).

     10.35(1)           Lease Agreement for the facilities at 3941 East Bayshore
                        Road, dated March 20, 1979, between the Company and Straube
                        Associates, Inc.

     10.35.1(15)        Lease Agreement for the facilities at 3941 East Bayshore
                        Road, dated October 7, 1999, between the Company and Straube
                        Associates, Inc.

     10.36(1)           Lease Agreement for the facilities at 3961 East Bayshore
                        Road, dated March 20, 1979, between the Company and
                        Allan F. Brown and Robert V. Brown.

     10.36.1(15)        Amendment, dated October 12, 1999, between the Company and
                        Brown Investment Company to the Lease Agreement for the
                        facilities at 3961 East Bayshore Road, dated March 20, 1979, between the Company and Allan F. Brown and Robert V. Brown.

     10.42(1) Form of Indemnity Agreement, dated April 21, 1987, between the Company and each of its officers and directors.

     10.52(2)           Marketing and Distribution Agreement dated as of May 20,
                        1988, among Mitsui, Marubeni Corporation ("Marubeni") and the Company, as amended.

     10.58(2)           Employee Stock Purchase Plan, as amended.

     10.59(3)           Lease Agreement for the facilities at 3969-3975 East
                        Bayshore Road Palo Alto, California, dated January 1, 1989, between the Company and Bay Laurel Investment Company.

     10.59.1(17)        Amendment, effective January 1, 2000, between the Company
                        and Judd Properties, LLC to the Lease Agreement for the
                        facilities at 3969-3975 East Bayshore Road Palo Alto,
                        California, dated January 1, 1989, between the Company and
                        Bay Laurel Investment Company.

     10.60(3)           Lease Agreements for the facilities at 3977-3995 East
                        Bayshore Road Palo Alto, California, dated January 1, 1989, between the Company and Bay Laurel Investment Company.

     10.60.1(15)        Amendment, effective January 1, 2000, between the Company
                        and Judd Properties, LLC to the Lease Agreements for the
                        facilities at 3977-3995 East Bayshore Road Palo Alto,
                        California, dated January 1, 1989, between the Company and
                        Bay Laurel Investment Company.

     10.69(4)           Lease Agreement for the facilities at 1029 Corporation Way,
                        Palo Alto, California, dated April 27, 1989, between the
                        Company and C&J Development, as amended.

     10.71(5)           Lease Agreement for the facilities at 3780 Fabian Way, Palo
                        Alto, California, dated June 11, 1990, between the Company and The Fabian Building.

     EXHIBIT NO.                                  EXHIBIT
---------------------                             -------
     10.72(5)           License Agreement between Mitsui and the Company, dated
                        January 30, 1991.

     10.77(8)           Fourth Amendment, dated March 3, 1993, between the Company and C&J Development to the Lease for the facilities at 1029
                        Corporate Way. Original lease filed as Exhibit No. 10.69
                        above.

     10.78(6)           Amendment to property lease dated February 2, 1994 to extend lease period on building at 3961 E. Bayshore Road, Palo
                        Alto, California. Original lease filed as Exhibit No. 10.36 above.

     10.79(6)           Amendment to property lease dated April 4, 1994 to extend
                        lease period on building at 3941 E. Bayshore Road, Palo
                        Alto, California. Original lease filed as Exhibit No. 10.35 above.

     10.80(7)           Lease Agreement between Frank Gant, as Lessor, and the
                        Company, as Lessee, effective September 1, 1994.

     10.84(10)          Lease Agreement between Chamberlain Development, L.L.C., as
                        Lessor and the Company, as Lessee, effective May 1, 1997.

     10.87(10)          Loan and security agreement dated as of December 3, 1996,
                        between the Company as debtor and CIT Group/Equipment
                        Financing, Inc.

     10.88(11)          Basic Agreement dated April 9, 1997, for the sale of 667,000 shares of the Company's common stock to Teijin Limited, a
                        Japanese corporation, and for mutually beneficial
                        cooperation and collaboration between Teijin and the
                        Company.

     10.89(11)          Credit Agreement dated May 6, 1997, between Sanwa Bank,
                        Limited and the Company.

     10.90(11)          Reimbursement and Security Agreement dated May 6, 1997,
                        between Teijin Limited, a Japanese corporation, and the
                        Company.

     10.91(11)          Promissory Note, dated May 6, 1997, obligating the Company to Sanwa Bank, Limited, in the amount of $10 million.

     10.92(12)          The Company's 1997 Stock Incentive Plan.

     10.93(13)          The Company's 1997 Employee Stock Purchase Plan.

 21(14)                 List of Subsidiaries of the Company.

     23.1               Consent of Independent Accountants.

     23.2* Opinion of Choate, Hall & Stewart (See Exhibit No. 5.1 above).

------------

   * To be filed by amendment

  (1) Filed as an exhibit to the Registration Statement on Form S-1 filed with the Commission on April 27, 1987 (Registration No. 33- 13779) (the "Registration Statement") and incorporated herein by reference.

  (2) Filed as an exhibit to the Form 10-Q Quarterly Report for Quarter Ended June 30, 1988, filed with the Commission on August 15, 1988 and incorporated herein by reference.

  (3) Filed as an exhibit to the Form 10-Q Quarterly Report for Quarter Ended July 2, 1989, filed with the Commission on August 16, 1989 and incorporated herein by reference.

  (4) Filed as an exhibit to the Form 10-K Annual Report 1989, filed with the Commission on March 30, 1990 and incorporated herein by reference.

  (5) Filed as an exhibit to the Form 10-K Annual Report 1990, filed with the Commission on March 25, 1991 and incorporated herein by reference.

  (6) Filed as an exhibit to the Form 10-Q Quarterly Report for Quarter Ended July 3, 1994, filed with the Commission on August 15, 1994 and incorporated herein by reference.

  (7) Filed as an exhibit to the Form 10-Q Quarterly report for Quarter Ended October 2, 1994, filed with the Commission on November 9, 1994 and incorporated herein by reference.

  (8) Filed as an exhibit to the Form 10-K Annual Report 1994, filed with the Commission on March 2, 1995 and incorporated herein by reference.

  (9) Filed as an exhibit to the Form 10-K Annual Report 1995, filed with the Commission on March 19, 1996 and incorporated herein by reference.

 (10) Filed as an exhibit to the Form 10-K Annual Report 1996, filed with the Commission on March 27, 1997 and incorporated herein by reference.

 (11) Filed as an exhibit to the Form 10-Q Quarterly report for Quarter Ended June 29, 1997, filed with the Commission on August 14, 1997 and incorporated herein by reference.

 (12) Filed as Proposal 3 included in the 1997 Proxy statement filed with the Commission on April 14, 1997 and incorporated herein by reference.

 (13) Filed as Proposal 4 included in the 1997 Proxy statement filed with the Commission on April 14, 1997 and incorporated herein by reference.

 (14) Filed as an exhibit to the Form 10-K Annual Report 1999, filed with the Commission on March 31, 1999.

 (15) Filed as an exhibit to the Form 10-K Annual Report 2000, filed with the Commission on April 6, 2000.

    (b)  FINANCIAL STATEMENT SCHEDULES.

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California on June 14, 2000.

                                                       SOUTHWALL TECHNOLOGIES INC.

                                                       By:              /s/ THOMAS G. HOOD
                                                            -----------------------------------------
                                                                          Thomas G. Hood
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of Southwall Technologies Inc. hereby severally constitute and appoint Thomas G. Hood and Bill R. Finley, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable Southwall Technologies Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE(S)                      DATE
                  ---------                                   --------                      ----
             /s/ THOMAS G. HOOD                President, Chief Executive Officer and   June 14, 2000
    ------------------------------------         Director (Principal Executive
               Thomas G. Hood                    Officer)

             /s/ BILL R. FINLEY                Chief Financial Office, Vice President   June 14, 2000
    ------------------------------------         and Secretary (Principal Financial
               Bill R. Finley                    and Accounting Officer)

            /s/ ROBERT C. STEMPEL              Director                                 June 14, 2000
    ------------------------------------
              Robert C. Stempel

           /s/ BRUCE J. ALEXANDER              Director                                 June 14, 2000
    ------------------------------------
             Bruce J. Alexander

                  SIGNATURE                                   TITLE(S)                      DATE
                  ---------                                   --------                      ----
            /s/ JOSEPH B. REAGAN               Director                                 June 14, 2000
    ------------------------------------
              Joseph B. Reagan

           /s/ WALTER C. SEDGWICK              Director                                 June 14, 2000
    ------------------------------------
             Walter C. Sedgwick

            /s/ TADAHIRO MURAKAMI              Director                                 June 14, 2000
    ------------------------------------
              Tadahiro Murakami

                                 EXHIBIT INDEX

     EXHIBIT NO.                                  EXHIBIT
---------------------                             -------
      1.1*              Form of Underwriting Agreement

      3.1(1)            Restated Certificate of Incorporation of the Company.

      3.2(1)            By-laws of the Company.

      5.1*              Opinion of Choate, Hall & Stewart.

     10.4(1)            The Company's Management Incentive Plan.

     10.23(1)           Agreement, dated January 31, 1984, between the Company and
                        Mitsui Toatsu Chemicals, Inc. ("Mitsui"), as amended (with certain confidential information deleted therefrom and filed separately).

     10.35(1)           Lease Agreement for the facilities at 3941 East Bayshore
                        Road, dated March 20, 1979, between the Company and Straube
                        Associates, Inc.

     10.35.1(15)        Lease Agreement for the facilities at 3941 East Bayshore
                        Road, dated October 7, 1999, between the Company and Straube
                        Associates, Inc.

     10.36(1)           Lease Agreement for the facilities at 3961 East Bayshore
                        Road, dated March 20, 1979, between the Company and
                        Allan F. Brown and Robert V. Brown.

     10.36.1(15)        Amendment, dated October 12, 1999, between the Company and
                        Brown Investment Company to the Lease Agreement for the
                        facilities at 3961 East Bayshore Road, dated March 20, 1979, between the Company and Allan F. Brown and Robert V. Brown.

     10.42(1) Form of Indemnity Agreement, dated April 21, 1987, between the Company and each of its officers and directors.

     10.52(2)           Marketing and Distribution Agreement dated as of May 20,
                        1988, among Mitsui, Marubeni Corporation ("Marubeni") and the Company, as amended.

     10.58(2)           Employee Stock Purchase Plan, as amended.

     10.59(3)           Lease Agreement for the facilities at 3969-3975 East
                        Bayshore Road Palo Alto, California, dated January 1, 1989, between the Company and Bay Laurel Investment Company.

     10.59.1(17)        Amendment, effective January 1, 2000, between the Company
                        and Judd Properties, LLC to the Lease Agreement for the
                        facilities at 3969-3975 East Bayshore Road Palo Alto,
                        California, dated January 1, 1989, between the Company and
                        Bay Laurel Investment Company.

     10.60(3)           Lease Agreements for the facilities at 3977-3995 East
                        Bayshore Road Palo Alto, California, dated January 1, 1989, between the Company and Bay Laurel Investment Company.

     10.60.1(15)        Amendment, effective January 1, 2000, between the Company
                        and Judd Properties, LLC to the Lease Agreements for the
                        facilities at 3977-3995 East Bayshore Road Palo Alto,
                        California, dated January 1, 1989, between the Company and
                        Bay Laurel Investment Company.

     10.69(4)           Lease Agreement for the facilities at 1029 Corporation Way,
                        Palo Alto, California, dated April 27, 1989, between the
                        Company and C&J Development, as amended.

     10.71(5)           Lease Agreement for the facilities at 3780 Fabian Way, Palo
                        Alto, California, dated June 11, 1990, between the Company and The Fabian Building.

     10.72(5)           License Agreement between Mitsui and the Company, dated
                        January 30, 1991.

     10.77(8)           Fourth Amendment, dated March 3, 1993, between the Company and C&J Development to the Lease for the facilities at 1029
                        Corporate Way. Original lease filed as Exhibit No. 10.69
                        above.

     EXHIBIT NO.                                  EXHIBIT
---------------------                             -------
     10.78(6)           Amendment to property lease dated February 2, 1994 to extend lease period on building at 3961 E. Bayshore Road, Palo
                        Alto, California. Original lease filed as Exhibit No. 10.36 above.

     10.79(6)           Amendment to property lease dated April 4, 1994 to extend
                        lease period on building at 3941 E. Bayshore Road, Palo
                        Alto, California. Original lease filed as Exhibit No. 10.35 above.

     10.80(7)           Lease Agreement between Frank Gant, as Lessor, and the
                        Company, as Lessee, effective September 1, 1994.

     10.84(10)          Lease Agreement between Chamberlain Development, L.L.C., as
                        Lessor and the Company, as Lessee, effective May 1, 1997.

     10.87(10)          Loan and security agreement dated as of December 3, 1996,
                        between the Company as debtor and CIT Group/Equipment
                        Financing, Inc.

     10.88(11)          Basic Agreement dated April 9, 1997, for the sale of 667,000 shares of the Company's common stock to Teijin Limited, a
                        Japanese corporation, and for mutually beneficial
                        cooperation and collaboration between Teijin and the
                        Company.

     10.89(11)          Credit Agreement dated May 6, 1997, between Sanwa Bank,
                        Limited and the Company.

     10.90(11)          Reimbursement and Security Agreement dated May 6, 1997,
                        between Teijin Limited, a Japanese corporation, and the
                        Company.

     10.91(11)          Promissory Note, dated May 6, 1997, obligating the Company to Sanwa Bank, Limited, in the amount of $10 million.

     10.92(12)          The Company's 1997 Stock Incentive Plan.

     10.93(13)          The Company's 1997 Employee Stock Purchase Plan.

 21(14)                 List of Subsidiaries of the Company.

     23.1               Consent of Independent Accountants.

     23.2* Opinion of Choate, Hall & Stewart (See Exhibit No. 5.1 above).

------------

   * To be filed by amendment

  (1) Filed as an exhibit to the Registration Statement on Form S-1 filed with the Commission on April 27, 1987 (Registration No. 33- 13779) (the "Registration Statement") and incorporated herein by reference.

  (2) Filed as an exhibit to the Form 10-Q Quarterly Report for Quarter Ended June 30, 1988, filed with the Commission on August 15, 1988 and incorporated herein by reference.

  (3) Filed as an exhibit to the Form 10-Q Quarterly Report for Quarter Ended July 2, 1989, filed with the Commission on August 16, 1989 and incorporated herein by reference.

  (4) Filed as an exhibit to the Form 10-K Annual Report 1989, filed with the Commission on March 30, 1990 and incorporated herein by reference.

  (5) Filed as an exhibit to the Form 10-K Annual Report 1990, filed with the Commission on March 25, 1991 and incorporated herein by reference.

  (6) Filed as an exhibit to the Form 10-K Annual Report 1992, filed with the Commission on March 15, 1993 and incorporated herein by reference.

  (7) Filed as an exhibit to the Form 10-Q Quarterly Report for Quarter Ended July 3, 1994, filed with the Commission on August 15, 1994 and incorporated herein by reference.

  (8) Filed as an exhibit to the Form 10-Q Quarterly report for Quarter Ended October 2, 1994, filed with the Commission on November 9, 1994 and incorporated herein by reference.

  (9) Filed as Exhibit No. 28.1 to Post-Effective Amendment No. 1 to the Registration Statement, filed with the Commission on June 9, 1987 and incorporated herein by reference.

 (10) Filed as an exhibit to the Form 10-K Annual Report 1994, filed with the Commission on March 2, 1995 and incorporated herein by reference.

 (11) Filed as an exhibit to the Form 10-K Annual Report 1995, filed with the Commission on March 19, 1996 and incorporated herein by reference.

 (12) Filed as an exhibit to the Form 10-K Annual Report 1996, filed with the Commission on March 27, 1997 and incorporated herein by reference.

 (13) Filed as an exhibit to the Form 10-Q Quarterly report for Quarter Ended June 29, 1997, filed with the Commission on August 14, 1997 and incorporated herein by reference.

 (14) Filed as Proposal 3 included in the 1997 Proxy statement filed with the Commission on April 14, 1997 and incorporated herein by reference.

 (15) Filed as Proposal 4 included in the 1997 Proxy statement filed with the Commission on April 14, 1997 and incorporated herein by reference.

 (16) Filed as an exhibit to the Form 10-K Annual Report 1999, filed with the Commission on March 31, 1999.

 (17) Filed as an exhibit to the Form 10-K Annual Report 2000, filed with the
      Commission on March   , 2000.